Exhibit 10.4

OFFICE LEASE

KILROY REALTY

303 SECOND STREET

KILROY REALTY 303, LLC,

a Delaware limited liability company

as Landlord,

and

APPDYNAMICS, INC.,

a Delaware corporation,

as Tenant.

(i)

TABLE OF CONTENTS

(Continued)

Page
ARTICLE 28 TENANT PARKING	54

ARTICLE 29 MISCELLANEOUS PROVISIONS	54

(ii)

INDEX

Page(s)
Abatement Event	20
Accountant	16
Additional Notice	20
Additional Rent	7
Alterations	22
Applicable Laws	51
Award	5
Bank Prime Loan	52
Base Building	23
Base Rent	6
Base Year	7
Brokers	59
Building	1
Building Common Areas,	2
Building Common Areas	1
Building Hours	18
Comparable Buildings	2
Contract Rate Schedule	3
Contract Rent	3
Cosmetic Alterations	22
Cost Pools	13
Damage Termination Date	31
Damage Termination Notice	31
Direct Expenses	7
Eligibility Period	20
Environmental Laws	62
Estimate	14
Estimate Statement	14
Estimated Excess	14
Excess	14
Exercise Notice	4
Expense Year	7
Force Majeure	57
Hazardous Material(s)	62
Holidays	18
HVAC	18
Initial Notice	20
Interest Rate	52
Landlord	1
Landlord Parties	25

(iii)

Pages(s)
Landlord Repair Notice	30
Landlord Response Date	4
Landlord Response Notice	4
Landlord’s Option Rent Calculation	4
L-C	44
L-C Amount	44
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Lines	61
Market Rate Schedule	3
Net Worth	38
Neutral Arbitrator	5
Operating Expenses	7
Option Rent	3
Option Term	3
Other Improvements	64
Outside Agreement Date	4
Permitted Transferee Assignee	38
Permitted Use	2
Premises	1
Project	1
Project Common Areas	1
Project Common Areas,	1
Proposition 13	12
Provider	64
Renovations	60
Rent	7
Review Period	16
Statement	14
Subject Space	33
Summary	1
Tax Expenses	11
TCCs	1
Tenant	1
Tenant’s Option Rent Calculation	4
Tenant’s Share	13
Third Party Contractor	28
Transfer	37
Transfer Notice	33
Transfer Premium	33, 35

(iv)

Pages(s)
Transferee	33
Transfers	33
Utilities Costs	13
Work Letter	1

(v)

303 SECOND STREET

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION

1.	Date:	May 20, 2011.

2.	Premises:

	2.1 Building:	That certain two (2)-tower office building (the “Building”) consisting of one ten (10) story tower (the “North Tower”) and one nine (9) story tower (the “South Tower”), which Building is located at 303 Second Street, San Francisco, California 94107 and contains approximately 731,972 rentable square feet of space.

	2.2 Premises:	12,313 rentable square feet of space located on the fourth (4th) floor of the North Tower of the Building and commonly known as Suite 450 North, as further depicted on Exhibit A to the Office Lease.

	2.3 Project:	The Building is the principle component of an office project known as “303 Second Street,” as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2):

	3.1 Length of Term:	Four (4) years.

	3.2 Lease Commencement Date:	The later to occur of (i) the date upon which the Premises are “Ready for Occupancy,” as that term is set forth in Section 5.1 of the Work Letter Agreement attached as Exhibit B to the Lease, and (ii) July 1, 2011.

	3.3 Lease Expiration Date:	The last day of the calendar month in which the fourth (4th) anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the fourth (4th) anniversary of the Lease Commencement Date.

	3.4 Option Term(s)	One (1) five (5)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent (Article 3):

Period During Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Annual Rental Rate per Rentable Square Foot
Lease Year 1	$461,737.50	*	$39,478.13	*	$37.50	*
Lease Year 2	$474,050.50		$39,504.21		$38.50
Lease Year 3	$486,383.50		$40,530.29		$39.50
Lease Year 4	$498,676.50		$41,556.38		$40.50

*	Notwithstanding the foregoing Base Rent schedule or any contrary provision of the Lease, but subject to the terms of Section 3.2 of the Lease, (i) Tenant shall not be obligated to pay Base Rent with respect to the entire Premises during the first three (3) full calendar months of the Lease Term, and (ii) Tenant shall not be obligated to pay Base Rent on 2,313 rentable square feet of the Premises for the fourth (4th) through twelfth (12th) full calendar months of the Lease Term.

5.	Base Year (Article 4):	Calendar year 2011.

6.	Tenant’s Share (Article 4):	1.68%

7.	Permitted Use (Article 5):	Tenant shall use the Premises solely for general office use and uses incidental thereto (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,”

as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and (D) the character of the Project as a first-class office building Project.

8.	Letter of Credit (Article 21):	One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

9.	Parking Pass Ratio (Article 28):	One (1) unreserved parking pass for every 2,000 rentable square feet of the Premises.

10.	Address of Tenant (Section 29.18):	AppDynamics, Inc. 274 Brannan Street, Suite 602 San Francisco, California 94107 Attention: Jyoti Bansal (Prior to Lease Commencement Date)

	and	AppDynamics, Inc. 303 Second Street, Suite 450 North San Francisco, California 94107 Attention: Jyoti Bansal (After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):

	Representing Tenant: CB Richard Ellis 101 California Street, 44th Floor San Francisco, California 94111	Representing Landlord: Jones Lang LaSalle One Front Street, Suite 1200 San Francisco, California 94111

13.	Improvement Allowance:	None.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is the principle component of an office project known as “303 Second Street.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common

Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The Common Areas shall include, without limitation, common utilities and communications closets, conduits and chases, public or common lobbies, hallways, stairways, elevators and common walkways, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor, as well as the loading areas, pedestrian sidewalks, landscaped areas, trash enclosures and other common areas or facilities, if any, which are located in or on the Property. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as that term is defined in Section 4 of Exhibit F attached hereto, are maintained and operated) and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.2 Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option Term(s).

2.2.1 Option Right. Landlord hereby grants the Original Tenant and its “Permitted Transferees,” as that term is set forth in Section 14.8 of this Lease, one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years (“Option Term”). Such option shall be exercisable only by Exercise Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Exercise Notice and as of the end of the Lease Term, (i) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods provided under this Lease), (ii) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods provided under this Lease) more than once during the prior twelve (12) month period, and (iii) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods provided under this Lease) more than three (3) times during the Lease Term. Upon the proper exercise of such option to extend, subject to the terms of this Section 2.2.1, above, the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee is in occupancy of the entire then-existing Premises.

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit F attached hereto; provided, however, that the Market Rent for each Lease Year during the Option Term, shall be equal to the amount set forth on a “Market Rate Schedule,” as that term is defined below, and under no circumstances shall the Market Rent for any Lease Year occurring during the Option Term, as set forth on the Market Rate Schedule, be less than the corresponding “Contract Rent,” as that term is defined below, as such Contract Rent is set forth on the “Contract Rate Schedule,” as that term is defined below. The “Market Rate Schedule” shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit F, attached hereto, as follows: (i) the Market Rent for the first Lease Year of the Option Term shall be equal to the sum of (a) the Market Rent, as determined pursuant to Exhibit F, (b) the amount of Direct Expenses applicable to the Premises, as reasonably determined by Landlord, for the calendar year in which the Option Term commences, and (c) an amount equal to the monthly amortization reimbursement payment for the “Renewal Allowance” (as defined in Section 3 of Exhibit F to this Lease) to be paid by Landlord in connection with Tenant’s lease of the Premises for the Option Term, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the “Comparable Buildings” as that term is set forth in Section 4 of Exhibit F attached hereto, in connection with improvement allowances then be granted by such landlords, and (ii) the Market Rent for each subsequent Lease Year shall be equal to the prior Lease Year’s Market Rent plus an amount equal to $1.00 per rentable square foot of the Premises. The “Contract Rate Schedule” shall be derived from the Base Rent applicable to the Premises for the Lease Year immediately preceding the applicable Option Term, as follows: (x) the “Contract Rent” for the first Lease Year of the Option Term shall equal the sum of (A) the Base Rent in effect under the Lease for the Lease Year immediately preceding the commencement of the Option Term, and (B) an amount equal to the monthly amortization reimbursement payment for the “Renewal Allowance” (as defined in Section 3 of Exhibit F to this Lease) to be paid by Landlord in connection with Tenant’s lease of the Premises for the Option Term, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the Comparable Buildings in connection with improvement allowances then being granted by such landlords, and (y) the Contract Rent for each subsequent Lease Year shall be equal to the prior Lease Year’s Contract Rent plus an amount equal to $1.00 per rentable square foot of the Premises. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit F. Notwithstanding anything set forth in this Lease to the contrary, the base year for the Option Term with respect to the Premises shall be the calendar year in which the Option Term commences.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term or initial Option Term, as applicable, stating that Tenant is irrevocably exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is eleven (11) months prior to the expiration of the initial Lease Term or initial Option Term, as applicable (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4 Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “Outside Agreement Date”), then, within two (2) business days following such Outside Agreement Date, (x) Landlord may reestablish the Landlord’s Option Rent Calculation by delivering written notice thereof to Tenant, and (y) Tenant may reestablish the Tenant’s Option Rent Calculation by delivering written notice thereof to Tenant. If Landlord and Tenant thereafter fail to reach agreement within seven (7) business days of the Outside Agreement Date, then in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as most recently delivered to the other party pursuant to the TCCs of this Section 2.2, shall be submitted to the “Neutral Arbitrator,” as that term is defined in Section 2.2.4.1 of this Lease, pursuant to the TCCs of this Section 2.2.4. The submittals shall be made concurrently with the selection of the Neutral Arbitrator pursuant to this Section 2.2.4 and shall be submitted to arbitration in accordance with Section 2.2.4.1 through 2.2.4.4 of this Lease, but subject to the conditions, when appropriate, of Section 2.2.3.

2.2.4.1 Landlord and Tenant shall mutually and reasonably appoint one (1) arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class, institutionally-owned, high-rise commercial properties in the Comparable Area (the “Neutral Arbitrator”). The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.2.4, above, is the closest to the actual Market Rent as determined by such Neutral Arbitrator, taking into account the requirements of Section 2.2.2 of this Lease. Such Neutral Arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Neither the Landlord or Tenant or either party’s arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to, or subsequent to, his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.2 The Neutral Arbitrator shall, within thirty (30) days of his/her appointment, reach a decision as to Market Rent and determine whether the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.2.4, above, is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation is closest to the Market Rent as determined by such Neutral Arbitrator. Following notification of the Award, the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, whichever is selected by the Neutral Arbitrator as being closest to Market Rent, shall become the then applicable Option Rent.

2.2.4.3 The Award issued by such Neutral Arbitrator shall be binding upon Landlord and Tenant.

2.2.4.4 If Landlord and Tenant fail to appoint the Neutral Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of San Francisco County to appoint such Neutral Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator.

The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3 Beneficial Occupancy. Tenant shall have the right to occupy the Premises for the conduct of Tenant’s business prior to the Lease Commencement Date, provided that (i) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of the Lease, as amended, shall apply, other than Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses attributable to the Premises, as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 2.1, above) upon such occupancy of the Premises by Tenant.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise expressly provided in this Lease. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that Tenant is not then in default of this Lease, then (i) during the first three (3) full calendar months of the Lease Term (the “First Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such First Rent Abatement Period (the “First Rent Abatement”), and (ii) during the fourth (4th) through twelfth (12th) full calendar months of the Lease Term (the “Second Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to a portion of the Premises consisting of 2,313 rentable square feet during such Second Rent Abatement Period (the “Second Rent Abatement,” and together with the First Rent Abatement, collectively, the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $176,259.39 (i.e., which consists of the sum of $118,434.49 on account of the First Rent Abatement and $57,825.00 on account of the Second Rent Abatement). In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19, below, then as a part of Landlord’s exercise of its remedies as set forth in Section 19.2, below, Landlord shall be entitled to make a claim to recover the monthly Base Rent that was abated under the provisions of this Section 3.2.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses,” “Tax Expenses” and “Utilities Costs.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of operating, repairing, maintaining, replacing, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost, reasonably incurred, of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees subject to the terms of sub-item (o) below, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project to the extent such costs are not otherwise expressly excluded as an Operating Expense hereunder; (x) operation, repair, maintenance, renovation and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, and repair to roofs; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably intended to effect economies in the operation or maintenance of the Project, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith; (B) that are required to comply with present or anticipated conservation programs or to otherwise further sustainability measures as contemplated by Section 29.34 of the Lease, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices; provided, however, those costs set forth in item (A) above shall be amortized over the recovery/payback period reasonably determined by Landlord; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, and (xvi) costs of any additional services not provided to the Building and/or the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Building and/or the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier (excepting deductibles) or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves retained by Landlord;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendant at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o) fees payable by Landlord for management of the Project in excess of the greater of (i) the management fee generally charged at the Comparable Buildings, and (ii) three and one-half percent (3.5%) of Landlord’s gross revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent, as contrasted with free rent, half-rent and the like, including base rent, pass-throughs, and parking fees from the Project for any calendar year or portion thereof;

(p) costs of any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation;

(q) costs to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

(r) costs incurred to remove, remedy, contain, or treat hazardous material (as defined under Applicable Laws), which hazardous material is in existence in the Building or on the Project prior to the date hereof or is brought into the Building or onto the Project after the date hereof by Landlord or any other party other than Tenant or any of the “Tenant Parties,” as that term is defined in Section 10.1, below.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Notwithstanding anything to the contrary set forth in this Article 4, Operating Expenses for the Base Year shall include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs; provided, however, that at such time as any such increases in such particular charges, costs or fees are no longer included in Operating Expenses, such increases in such particular charges, costs or fees shall be excluded from the Base Year calculation of Operating Expenses. In no event shall the components of Direct Expenses for any Expense Year related to Tax Expenses be less than the corresponding components of Direct Expenses related to Tax Expenses in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.5 Taxes.

4.2.5.1 ”Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall accrue during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election

(“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days after request from Landlord Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.5.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

4.2.6 ”Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.2.7 ”Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including the cost of electricity to operate the HVAC air handlers) and other utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments and surcharges. Utilities Costs shall be calculated assuming the Buildings (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project), are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities other than gas and electricity (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. Notwithstanding anything to the contrary set forth in this Article 4, Utilities Costs for the Utilities Base Year shall include any special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel; provided, however, that at such time as any such increases in such particular charges, costs or fees are no longer included in Utilities Costs, such increases in such particular charges, costs or fees shall be excluded from the Utilities Base Year calculation of Utilities Costs.

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the close of the applicable Expense Year, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the close of any Expense Year (including after the Lease Expiration Date) which are attributable to such Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above, provided that the above “building standard” charges payable by Tenant as set forth herein shall only be due to the extent Landlord charges all other office tenants of the Building for overstandard tenant improvements (to the extent such charges are applicable).

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is subject of the dispute), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Additional Rent set forth in the Statement, at Tenant’s election, (i) an employee of Tenant who has previous experience in auditing financial operating records of landlords of office buildings, or (ii) an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Direct Expenses) designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Statement at Landlord’s corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be, and (iii) a copy of the audit agreement between Tenant and its particular auditor has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding audits of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s auditors shall be delivered concurrently to Landlord and Tenant within the Review Period. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Additional Rent, an audit as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such auditing by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow occupancy density of use of the Premises which is greater than eight (8) persons per 1,000 rentable square feet of space located in the Premises. Notwithstanding the foregoing, subject to the following terms, Tenant shall be permitted to allow occupancy density of use of the Premises which is greater than such foregoing ratio, provided that (i) Tenant shall provide Landlord with reasonable advance notice of such anticipated increased occupancy density, (ii) in no event shall Tenant allow occupancy density of use of the Premises which is greater than the density permitted by Applicable Laws for general office use tenants in the Building and Comparable Buildings, and (iii) Tenant shall be solely responsible (including all costs and expenses relating thereto) for any required modifications, upgrades or other equipment or devices to appropriately support such increased occupancy density in accordance with Section 6.2, below, and any such modifications or other work or installations shall otherwise be subject to the terms of Article 8 of this Lease. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. As of the date of this Lease, Landlord hereby represents that there are no existing recorded easements, covenants, conditions, or restrictions affecting the Project with which Tenant is required to comply. Notwithstanding the foregoing, Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions (collectively, the “CC&Rs”) hereafter affecting the Project, provided that Landlord shall not enter into any recorded easements, covenants, conditions, or restrictions affecting the Project after the date of this Lease which prevents Tenant from using, or unreasonably interferes with Tenant’s use of or access to, the Premises for the Permitted Use, or otherwise materially adversely affects Tenant’s rights under this Lease.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to reasonable change implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday immediately following Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). The daily time periods identified hereinabove are sometimes referred to as the “Business Hours.”

6.1.2 Landlord shall provide reasonably sufficient electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment), provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of two and one-half (2.5) watts per rentable square foot of the Premises during the Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of one and one-half (1.5) watts per rentable square foot of the Premises during the Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal one hundred twenty (120) volts. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads.

6.1.3 As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide city water (including hot water for the lavatory only) from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.5 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project.

6.1.6 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall reasonably cooperate with Landlord and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer server or electronic data processing equipment in the Premises to the extent such devices may materially affect the temperature otherwise maintained by the air conditioning system for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. As of the execution of this Lease, the hourly charge for after-hours HVAC service is $380.00 per hour per floor.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Abatement of Rent. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within three (3) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date three (3) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5 Supplemental HVAC Unit. Tenant, at its sole cost and expense, may utilize the existing HVAC system in the Premises or, upon receipt of Landlord’s consent, which consent shall not be unreasonably withheld, replace such existing HVAC system with up to one 6-ton supplemental HVAC unit in the Premises (in any event, the “Tenant HVAC System”). Tenant shall be allowed continuous access to, and reasonable use of, the Building condenser water and the condenser water loop of the Building’s mechanical HVAC system, free of charge (provided that the foregoing shall be subject to Landlord’s prior approval of Tenant’s plans and specifications in the event of Tenant’s installation of a replacement Tenant HVAC System). Notwithstanding any contrary terms contained in this Section 6.5, Landlord and Tenant hereby agree that it shall be deemed reasonable for Landlord to withhold its consent to the installation of any replacement Tenant HVAC System unit(s) if, in Landlord’s reasonable opinion, such installation would require the use by Tenant of more than Tenant’s pro-rata share of the condenser water of the Building. In the event that any such replacement Tenant HVAC System is not installed as an “Improvement,” as that term is defined in Article 1 of the Work Letter, in accordance with the terms of the Work Letter, then Tenant agrees to install such Tenant HVAC System in compliance with Article 8 of this Lease and to reimburse Landlord, at Landlord’s actual cost, for any costs incurred by Landlord in connection with such installation and use. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, replacement and repair of the Tenant HVAC System. At Tenant’s option, Tenant may either (i) remove the Tenant HVAC System from the Premises prior to the expiration or earlier termination of this Lease, and repair any damage to the Building and/or the Premises, as applicable, caused by such removal and restore the portion of the Building and/or the Premises, as applicable, affected by such removal to the condition existing prior to the installation of such Tenant HVAC System, or (ii) leave the Tenant HVAC System in the Premises, in which event the same shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) business days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the out-of-pocket costs thereof, plus a percentage of such out-of-pocket costs (to be uniformly established for the Building and/or the Project, but in no event greater than seven percent (7%) thereof) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for emergencies, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, or (ii) adversely affect the value of the Premises or Building (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord’s timely request (as more particularly set forth in Section 8.5, below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term in accordance with the terms of Section 8.5, below. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Francisco, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of any such Alterations costing in excess of One Hundred Thousand Dollars ($100,000) and naming Landlord as a co-obligee.

8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements (excluding the Improvements other than any Non-Conforming Improvements) in the Premises, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard improved condition as determined by Landlord; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations or Cosmetic Alterations, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to Alterations or Cosmetic Alterations, fails to address the removal requirement with regard to such Alterations or Cosmetic Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations or Cosmetic Alterations. Notwithstanding any provision to the contrary contained herein, Tenant shall not be required to remove any Alterations, improvements (including the Improvements) or Cosmetic Alterations which are normal and customary business office improvements. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and returns the affected portion of the Premises to a building standard improved condition as determined by Landlord, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, other than the Improvements (except that Tenant shall be responsible for the cost of any liens or encumbrances relating to the Non-Conforming Improvements pursuant to the terms of the Work Letter), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if

Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes in or on the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person (collectively, “Tenant Parties”); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises, provided that the foregoing indemnity shall not apply to the extent of the negligence or willful misconduct of Landlord or the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence
Personal Injury and Advertising Liability	$5,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000.00

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Improvements,” as that term is defined in Section 2.1 of the Work Letter, and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, and (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains.

10.3.2.1 Adjacent Premises. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2 Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures and Alterations.

10.3.2.3 No representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.3 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.3 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.4 Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.5 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.6 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenants under the Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-X, or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.6), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of Comparable Buildings.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s minimum insurance requirements.

10.7 Landlord’s Fire, Casualty, and Liability Insurance.

10.7.1 Landlord shall maintain Commercial General Liability Insurance with respect to the Building during the Lease Term covering claims for bodily injury, personal injury and property damage in the Project Common Areas and with respect to Landlord’s activities in the Premises.

10.7.2 Landlord shall insure the Building and Landlord’s remaining interest in the Improvements and Alterations with a policy of Physical Damage Insurance including building ordinance coverage, written on a standard Causes of Loss — Special Form basis (against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism, and malicious mischief, sprinkler leakage, water damage and special extended coverage), covering the full replacement cost of the Base Building, Premises and other improvements (including coverages for enforcement of Applicable Laws requiring the upgrading, demolition, reconstruction and/or replacement of any portion of the Building as a result of a covered loss) without a deduction for depreciation.

10.7.3 Landlord shall maintain Boiler and Machinery/Equipment Breakdown Insurance covering the Building against risks commonly insured against by a Boiler and Machinery/Equipment Breakdown policy and such policy shall cover the full replacement costs, without deduction for depreciation.

10.7.4 The foregoing coverages shall contain commercially reasonable deductible amounts from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.

10.7.5 Additionally, at the option of Landlord, such insurance coverage may include the risk of (i) earthquake, (ii) flood damage and additional hazards, or (iii) a rental loss endorsement for a period of up to two (2) years.

10.7.6 Notwithstanding the foregoing provisions of this Section 10.7, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings. In addition, Landlord shall carry Worker’s Compensation and Employer’s Liability coverage as required by applicable law.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required to be carried under items (ii) and (iii) of Section 10.3 of this Lease with respect to the Improvements and any Alterations, and Landlord shall repair any injury or damage to the Improvements and such Alterations installed in the Premises and shall return such Improvements and such Alterations to their original condition; provided that if the cost of repair to the Improvements and such Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements installed in the Premises and shall return such Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and if such damage is not the result of the willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy, which proportionality shall be based on the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or

Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; (iv) the damage occurs during the last twelve (12) months of the Lease Term; or (v) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, however, that Landlord shall only have the right to terminate this Lease as provided above if

Landlord terminates the leases of all other tenants in the Building similarly affected by the taking and provided further that to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord may not terminate this Lease. If more than fifteen percent (15%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard consent document in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided that such costs and expenses shall not exceed Five Thousand and 00/100 Dollars ($5,000.00) for a Transfer in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such particular proposed Transfer involves the review of documentation by Landlord on more than two (2) occasions.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; provided that, in any such instance, Landlord has space available in the Building at the time of the request for consent that would reasonably satisfy such proposed Transferee’s needs; or

14.2.8 The Transferee does not intend to occupy all or substantially all of the Subject Space and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, then Tenant’s sole and exclusive remedy shall be to have the dispute resolved by arbitration seeking a decree of specific performance compelling Landlord to consent. The arbitration shall be by the office of the Judicial Arbitration & Mediation Services, Inc. closest to the Project and conducted pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator’s powers shall be limited to granting or denying specific performance compelling Landlord to consent, or declaring the rights of the parties with respect to such consent. In addition, if this Lease otherwise provides for attorneys’ fees, the arbitrator may award attorneys’ fees and the fees and costs of the arbitration to the prevailing party.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. ”Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any legal fees and/or brokerage commissions reasonably incurred in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any Transfer Notice, to recapture the Subject Space; provided, however, that Landlord hereby acknowledges and agrees that Landlord shall have the foregoing right to recapture space only with respect to (A) a sublease of more than fifty percent (50%) of the Premises for more than eighty percent (80%) of the remainder of the Lease Term, or (B) an assignment of this Lease. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant or an independent certified public accountant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, subject to the terms of Section 14.8, below, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies

Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to Ten Million and 00/100 Dollars ($10,000,000.00), (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (A) the greater of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) the then fair market value applicable to the Premises as reasonably determined by Landlord, multiplied by (B) a percentage equal to (i) one hundred fifty percent (150%) during the first two (2) months immediately following the expiration or earlier termination of the Lease Term, and (ii) two hundred percent (200%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises on or before the later to occur of (i) the termination or expiration of this Lease, or (ii) the date that is thirty (30) days after Tenant’s receipt of written notice from Landlord (which notice may be provided to Tenant prior to said termination or expiration), then in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year (i) upon the request of a prospective buyer or lender in connection with the disposition or refinance of the Building, (ii) upon a default by Tenant beyond any applicable notice and cure period expressly set forth in this Lease, (iii) upon the filing of bankruptcy by Tenant, and/or (iv) upon Landlord’s request no more than once per calendar year for any reason other than the occurrence of the events set forth in sub-items (i) through (iii), above. Such statements shall be prepared in the form then customarily utilized by Tenant and certified by the preparing officer of the office of Tenant’s chief financial officer that, to the best of such officer’s knowledge, such statement accurately reflects Tenant’s financials during each applicable time period. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord shall use its commercially reasonable efforts to obtain non-disturbance agreement(s) in favor of Tenant from any ground lessor, mortgage holders or lien holders of Landlord who come into existence at any time following the date of this Lease and prior to the expiration of the Lease Term. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease (or enter into a new lease for the balance of the Lease Term upon the same terms and conditions) and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 Abandonment of all of the Premises by Tenant; or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.6 Tenant’s failure to occupy the Premises within sixty (60) business days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the second (2nd) occurrence of an event of default by Tenant (beyond any applicable notice and cure periods) occurring within any twelve (12) month period, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that, provided that Tenant is not then in default hereunder beyond any applicable notice and cure periods, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 21.3 below (the “L-C Amount”), which L-C shall be issued by a bank which accepts deposits, maintains accounts, has a local San Francisco office which will negotiate a letter of credit, and whose deposits are insured by the FDIC, reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit G, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term, as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least forty-five (45) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the

International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (E) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (F) Tenant executes an assignment for the benefit of creditors, or (G) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil

Code.The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C.No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner.Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3 L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

21.3.1 L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 8 of the Summary.

21.3.1.1 Reduction of L-C Amount. To the extent that Tenant is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease), the L-C Amount shall be reduced as follows:

Date of Reduction	L-C Amount
First day of the Option Term	$50,000.00

Notwithstanding anything to the contrary set forth in this Section 21.3.1.1, in no event shall the L-C Amount as set forth above decrease during any period in which Tenant is in default under this Lease, but such decrease shall take place retroactively after such default is cured, provided that no such decrease shall thereafter take effect in the event this Lease is terminated early due to such default by Tenant.

21.3.2 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21 and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than forty-five (45) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as sixty (60) days after the expiration of the Option Term (provided that the foregoing shall not restrict Tenant’s right to thereafter reduce the L-C Amount effective as of the first day of the Option Term as set forth in Section 21.3.1.1, above). However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statue, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

21.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

21.7.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

21.7.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

21.8 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord may elect, by written notice to Tenant, to substitute for the Premises other office space in the Building (herein called the “Substitute Premises”) designated by Landlord, provided that such Substitute Premises shall be comparable to the Premises (e.g. comparable size, comparable finishes, comparable number of offices and conference rooms, comparable ceiling treatment, doors and hardware). Such notice shall be accompanied by a space plan of the Substitute Premises, and indicate the area of the Substitute Premises, which space plan shall be approved by Tenant within three (3) business days following Landlord’s delivery thereof (such approval not to be unreasonably withheld, conditioned or delayed). Upon receipt of any such notice from Landlord, Tenant will reasonably cooperate with Landlord to supply such information as may be necessary to allow Landlord’s architects, at Landlord’s cost, to prepare plans and specifications for the Substitute Premises in a form which is complete to allow subcontractors to bid on the work, and which are a logical extension of the space plan of the Substitute Premises (as reasonably determined by Landlord) and otherwise in accordance with Building standards (collectively, the “Relocation Plans”), and Landlord shall thereafter build out the Substitute Premises in accordance with the Relocation Plans. Notwithstanding anything to the contrary set forth in this Article 22, to the extent Tenant request any upgrades in the improvements located in such Substitute Premises vis-à-vis the improvements then existing in the Premises (e.g., specialty finishes such as glass, ceiling treatments, specialty lighting, built-in or custom cabinetry), Tenant shall pay to Landlord, promptly upon billing therefor, all costs and expenses incurred by Landlord in connection with such upgraded improvements. Tenant shall vacate and surrender the Premises and shall occupy the Substitute Premises upon substantial completion of the work to be performed by Landlord in the Substitute Premises pursuant to the Relocation Plans and this Article 22 (and Landlord shall provide Tenant with at least thirty (30) days’ notice of Landlord’s substantial completion of the improvements within the Substitute Premises so that Tenant shall have a reasonable opportunity to schedule the move of its personal property from the Premises into the Substitute Premises over a weekend (other than a holiday weekend)). Further, Landlord shall, at Landlord’s expense, (i) furnish and install in the

Substitute Premises fixtures, equipment, improvements and appurtenances at least equal in quality to those contained in the Premises at the time such notice of substitution is given by Landlord, in accordance with the Relocation Plans, (ii) provide sufficient personnel to perform under Tenant’s direction the moving of Tenant’s Property from the Premises to the Substitute Premises, and (iii) reimburse Tenant for all actual and reasonable out-of-pocket costs incurred by Tenant in connection with its move from the Premises to the Substitute Premises, including, without limitation, the cost to install new communications and computer lines (to the extent not installed by Landlord as part of its installation of the improvements in the Substitute Premises), the cost to move Tenant’s furniture from the Premises to the Substitute Premises, and the cost of reasonable amounts of replacement stationery. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Article and the prompt surrender by Tenant of the Premises. Without limiting the generality of the preceding sentence, Tenant agrees (A) to provide to Landlord promptly any approvals or instructions and any other information reasonably requested by Landlord in connection with the preparation of the Relocation Plans, and (B) to perform promptly in the Substitute Premises any work to be performed therein by Tenant to prepare the same for Tenant’s occupancy. In the event Tenant is relocated in accordance with this Article 22, and the rentable area of the Substitute Premises is not equal to the rentable area of the Premises, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the amounts of the Rent and Tenant’s Share) shall be modified accordingly; provided, however, that notwithstanding the foregoing, Tenant’s Base Rent shall not increase as a result of such relocation. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises, and amending those Sections of the Summary, and replacing Exhibit A to this Lease, as shall be necessary to accurately describe the Substitute Premises (including, without limitation, the location and the rentable area of the Substitute Premises).

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Landlord’s cost (as opposed to any replacement suite signage requested by Tenant during the Lease Term, the cost of which shall be Tenant’s), and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Landlord’s sole cost and expense as to Tenant’s initial name strips, to designate Tenant’s Share of name strips to be displayed under Tenant’s entry in such directory.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for non-general office use, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would (w) prohibit Tenant from obtaining or maintaining a building permit or a certificate of occupancy or its legal equivalent for the Premises, or (x) would (on other than a de minimus basis) negatively affect the safety of Tenant’s employees or create a health hazard for Tenant’s employees, or (y) would materially impair Tenant’s use and occupancy of or reasonable access to the Premises for the Permitted Use, or (z) materially impair Tenant’s ability to perform, or materially delay Tenant’s performance of, Alterations in the Premises; provided that, Landlord shall have no obligation to make any changes to the Premises as may be required to be made in connection with Alterations in the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above. Notwithstanding anything to the contrary set forth in this Article 24, Landlord covenants that as of the Lease Commencement Date, the Premises (including the Improvements) shall be in compliance with all Applicable Laws in effect as of the Lease Commencement Date to the extent required to allow the legal occupancy of the Premises.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Section 10.1 of this Lease; and (iii) in connection with any default by Tenant under this Lease, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant may rent from Landlord, on a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, up to the amount of unreserved parking passes set forth in Section 9 of the Summary, all of which parking passes shall pertain to the Project parking facility. Tenant shall pay to Landlord (or its designee) for the reserved parking passes on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes, and Tenant’s unreserved parking passes shall be without charge for the initial Lease Term only (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking [as more particularly contemplated below]). In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking facility, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Subject to Tenant’s continued entitlement to the amount of parking passes set forth in Section 9 of the Summary, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability thereafter arising under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise) in the Building (including any insurance or rental proceeds which Landlord receives). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default (but in no event less than thirty (30) days following such mortgagee or ground or underlying lessor’s receipt of such notice) prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail. As of the date of this Lease, any Notices to Landlord must be delivered to the following addresses:

Kilroy Realty, L.P.,

c/o Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Legal Department

with copies to:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

and

Kilroy Realty Corporation

303 Second Street

Office of the Building, Suite 210

South San Francisco, California 94107

and

Allen Matkins Leck

Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067-6019

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly provided herein.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except as otherwise provided or required by valid law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, and any proposed Transferee (provided that Tenant advises such proposed Transferee of the confidential nature of this Lease).

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (v) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines installed by or on behalf of Tenant located in or serving the Premises upon the expiration of the Lease Term or upon any earlier termination of this Lease.

29.33 Hazardous Substances.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. ”Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3 Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. ”Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.

29.33.4 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws as a result of Tenant or the Tenant Parties or anyone claiming through Tenant and/or the Tenant Parties, respectively, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5 Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.34 LEED Gold Project. Landlord and Tenant hereby acknowledge that (i) the Project has attained from the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), a certification of “Gold” pursuant to its rating system, (ii) “sustainability” is a mutually identified goal of both Landlord and Tenant in connection with the Project, Building and Premises, and (iii) accordingly, Landlord has developed, and will further refine and implement, reasonable sustainability practices for the Project, specifically including, but not limited to, measures calculated to support and achieve Landlord’s reasonable energy and carbon reduction targets.

29.35 Development of the Project.

29.35.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.35.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.35.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.36 Office and Communications Services.

29.36.1 The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.36.2 Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

KILROY REALTY 303, LLC,
a Delaware limited liability company

By: Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member

By: Kilroy Realty Corporation,
a Maryland Corporation,
Its General Partner

	By:	/s/ Heidi R. Roth
	Name:	Heidi R. Roth
	Title:	Senior Vice President and Controller

	By:	/s/ A. Christian Krogh
	Name:	A. Christian Krogh
	Title:	Vice President Asset Management

“TENANT”:

APPDYNAMICS, INC.,
a Delaware corporation

By:	/s/ Jyoti Bansal
Name:	Jyoti Bansal
Its:	President & CEO

By:	/s/ Stuart Horne
Name:	Stuart Horne
Its:	Vice President Business Developement

EXHIBIT A

303 SECOND STREET

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT B

303 SECOND STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the “Improvements,” as that term is defined in Section 1, below, in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.

ARTICLE 1

IMPROVEMENTS

Landlord and Tenant have approved that certain space plan for the Premises prepared by Hooks ASD, dated as of April 14, 2011 (the “Approved Space Plan”). The Approved Space Plan is attached to this Work Letter as Schedule 1. Immediately following Tenant’s execution and delivery of this Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information as is necessary to allow Landlord’s architects and engineers to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Approved Space Plan (as reasonably determined by Landlord) and otherwise in accordance with Building standards (collectively, the “Approved Working Drawings”). Using Building standard materials, methods, components and finishes, Landlord shall cause the installation and/or construction of those certain items (exclusive of any and all benches, furniture, fixtures, and equipment (collectively, the “Tenant FF&E”)) identified on the Approved Working Drawings (the “Improvements”). Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Improvements shall include, without limitation, (i) one (1) coat of Building standard paint, with the “base” color to be selected by Landlord and the “accent” color to be selected by Tenant within three (3) business days following Landlord’s request for such selection (provided that such accent color must be reasonably available and otherwise reasonably coordinate with the “base” color selected by Landlord), (ii) Building standard carpet selected by Landlord, and (iii) wall or floor feeds, as applicable, to Tenant’s benches (as opposed to distribution through Tenant’s benches) to the extent necessary based on the Approved Space Plan and/or the Approved Working Drawings. Tenant shall make no changes, additions or modifications to the Improvements or the Approved Space Plan or the Approved Working Drawings (once completed) or require the installation of any “Non-Conforming Improvements,” as defined in Article 2, below without the prior written consent

EXHIBIT B

of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 5.1 of this Work Letter of the Improvements or would impose any additional costs. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord’s property under the terms of this Lease.

ARTICLE 2

OTHER IMPROVEMENTS

Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the cost of (i) any items not identified (or any increased cost attributable to the reconfiguration of identified items) on the Approved Space Plan and/or Approved Working Drawings, (ii) the Tenant FF&E (including installation of the same), and/or (iii) any items requiring other than Building standard materials, components or finishes (collectively, the “Non-Conforming Improvements”). Landlord and Tenant acknowledge and agree that the Non-Conforming Improvements shall additionally include, without limitation, (i) tele/data cabling, and (ii) any dedicated cooling unit as required (including, without limitation, any costs associated with the existing or replacement Tenant HVAC System), and (iii) blinds on the sidelights in any private offices and conference rooms. Any and all costs which arise in connection with any such Non-Conforming Improvements shall be paid by Tenant to Landlord in cash, in advance, upon Landlord’s request. Any such amounts required to be paid by Tenant shall be disbursed by Landlord prior to any Landlord provided funds for the costs of construction of the Improvements.

ARTICLE 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord shall execute a commercially reasonable construction contract (the “Contract”) with the contractor who constructs the Improvements (the “Contractor”) which shall guaranty, on commercially reasonable terms, that the Improvements (and any Non-Conforming Improvements which are covered under such Contract) shall be free from defects in workmanship and materials for a period of not less than one (1) year from the date of Substantial Completion. Accordingly, Landlord hereby assigns to Tenant all warranties and guaranties set forth in the Contracts for the Improvements (including any Non-Conforming Improvements); provided that, Landlord shall correct or cause the Contractor to correct any defects in workmanship or materials with respect to the Improvements (other than the Non-Conforming Improvements), which defects are brought to Landlord’s attention in writing on or before the first anniversary of the Lease Commencement Date; provided further that, despite the assignment of such warranties and guaranties to Tenant, Landlord shall nevertheless retain its rights under the Contract to the extent necessary to enforce any warranty or guaranty thereunder in connection with Landlord’s performance of its obligations as set forth in the immediately preceding clause. Subject to Landlord’s obligation to correct defects as set forth above, and except to the extent such claims arise from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements (including, without limitation, the Non-Conforming Improvements).

ARTICLE 4

TENANT’S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of Tenant’s space planner/architect and/or any separate contractors, subcontractors or consultants on the Premises or in the Building.

ARTICLE 5

COMPLETION OF THE IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Improvements. For purposes of this Lease, “Substantial Completion” of the Improvements shall occur upon the completion of construction of the Improvements as evidenced by a commercially reasonable certificate of substantial completion from Landlord’s architect, with the exception of any punch list items.

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, below, the Lease Commencement Date shall occur as set forth in Article 2 of the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of:

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.2 A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Improvements;

5.2.4 Any Non-Conforming Improvements;

5.2.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord’s Building standards;

5.2.6 Any failure by Tenant to pay for in cash in advance any costs for Non-Conforming Improvements;

5.2.7 Changes to the base, shell and core work of the Building required by the Improvements; or

5.2.8 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Substantial Completion of the Improvements shall be deemed to be the date the Substantial Completion of the Improvements would have occurred if no Tenant delay or delays, as set forth above, had occurred.

ARTICLE 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with the construction of the Improvements, Tenant shall have reasonable access to the Premises at least two (2) weeks prior to the Substantial Completion of the Improvements for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated Jyoti Bansal as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is jbansal@appdynamics.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Lauren Phillips and Richard Mount as its representatives with respect to the matters set forth in this Work Letter (whose e-mail addresses for the purposes of this Work Letter are 1phillips@kilroyrealty.com and rmount@kilroyrealty.com), who, until further notice to Tenant, shall each have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant, if any, shall all be union labor in compliance with the then existing master labor agreements.

6.5 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund in advance the costs for any Non-Conforming Improvements) occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

SCHEDULE 1 TO EXHIBIT B

APPROVED SPACE PLAN

SCHEDULE I TO

EXHIBIT B

EXHIBIT C

303 SECOND STREET

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , 20 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the office building located at , California.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of rentable/usable square feet within the Premises is square feet.

6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is %.

EXHIBIT C

“Landlord”:
,
a

By:
Its:

Agreed to and Accepted
as of , 20

“Tenant”:
a

By:
Its:

EXHIBIT C

EXHIBIT D

303 SECOND STREET

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the San Francisco, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

EXHIBIT D

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

EXHIBIT D

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, vehicles other than bicycles.

15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products within the Building or within seventy-five feet (75’) of any entrance into the Building or into any other Project building.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

EXHIBIT D

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Francisco, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

EXHIBIT D

26. Tenant must comply with any City of San Francisco “NO-SMOKING” ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (y) within any interior areas of the Project, or (z) within fifty feet (50’) of the main entrance of, or any other entryways into, the Building.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32. Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

EXHIBIT D

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT E

303 SECOND STREET

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     , 20     by and between                              as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at                     ,                                 , California                             , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on                                 .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                         . The current monthly installment of Base Rent is $                                    .

7. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default”) on the part of the undersigned exists under the Lease in the performance of the terms, covenants, and conditions of the Lease required to be performed on the part of the undersigned.

EXHIBIT E

8. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

9. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

10. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

11. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

12. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

13. To the undersigned’s knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                  on the              day of                     , 20    .

“Tenant”: ,
a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

303 SECOND STREET

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Comparable Transactions” shall be the “Net Equivalent Lease Rates” per rentable square foot, at which tenants, are, pursuant to transactions consummated within eighteen (18) months prior to the commencement of the Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises for a term of five (5) years, in an arm’s-length transaction, which comparable space is located in “Comparable Buildings.” The terms of the Comparable Transactions shall be calculated as a “Net Equivalent Lease Rate” pursuant to the terms of this Exhibit F, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any “Renewal Allowance,” as defined herein below, to be provided by Tenant in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or any commission paid or not paid in connection with such Comparable Transaction. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the greater of: (i) the square footages set forth in this Lease, and (ii) the square footage of the Premises determined pursuant to the standards of space measurement used in the Comparable Transactions.

2. TENANT SECURITY. Tenant shall provide Landlord with a new or amended L-C in an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) for Tenant’s Rent obligations during the Option Term pursuant, and subject, to the terms of Article 21 of the Lease.

EXHIBIT F

3. RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit F, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “Renewal Allowance”), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit F, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean (i) the Building and other first-class institutionally-owned office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the “Comparable Area,” which is the area bounded by Market Street, 3rd Street, and the Embarcadero.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1 The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3 The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

EXHIBIT F

5.4 From the net present value, up front inducements (improvements allowances and other concessions) and leasing commissions should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a “NNN” lease rate applicable to each year of the Option Term.

EXHIBIT F

EXHIBIT G

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ]	[Insert Bank Name And Address]
SWIFT: [Insert No., if any]
DATE OF ISSUE:

BENEFICIARY:	APPLICANT:
[Insert Beneficiary Name And Address]	[Insert Applicant Name And Address]

LETTER OF CREDIT NO.

EXPIRATION DATE:	AMOUNT AVAILABLE:
AT OUR COUNTERS	USD[Insert Dollar Amount]
(U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                  IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A ‘Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD              IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT UNDER SUCH LEASE TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

EXHIBIT G

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.                      AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                         AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

EXHIBIT G

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF         (60 days from the Lease Expiration Date).

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES BY APPLICANT. IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.                 .”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time — (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time — (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS

EXHIBIT G

AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number — (            )             -            ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number — (        )             -            ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH PRECEDING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXHIBIT G

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT G

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made and entered into as of the 2nd day of October 2012, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated May 20, 2011 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (“Existing Premises”) consisting of 12,313 rentable square feet of space, commonly known as Suite 450 North, located on the fourth (4th) floor of the ten (10) story tower (the “North Tower”) of that certain office building located at 303 Second Street, San Francisco, California 94107 (“Building”).

B. Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of 9,354 rentable square feet, commonly known as Suite 520 North, and located on the fifth (5th) floor of the North Tower of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Addition of Expansion Premises.

2.1. Beneficial Occupancy. Subject to the terms and conditions contained in the Work Letter attached hereto as Exhibit B (the “Work Letter”), including, without limitation, Section 5 thereof, commencing on the date that this First Amendment is mutually executed and delivered (the “Expansion Delivery Date”), Tenant shall have the right to occupy the Expansion Premises for the conduct of its business, provided that (i) all applicable approvals permitting the occupancy of the Expansion Premises by Tenant shall have been issued by the appropriate governmental authorities, (ii) Tenant has delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 of the Lease, and (iii) all of the terms and conditions of the Lease, as amended, shall apply; provided, however, that Tenant shall have no obligation to pay Base Rent and Tenant’s Share of Direct Expenses with respect to the Expansion Premises until the “Expansion Rent Commencement Date” (as defined in Section 2.2, below).

2.2. Expansion Commencement Date. Commencing as of December 15, 2012 (the “Expansion Rent Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, as of the Expansion Rent Commencement Date, the “Premises” as defined in the Lease shall be increased to include both the Existing Premises and the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that, effective as of the Expansion Rent Commencement Date, the stipulated size of the Premises shall total 21,667 rentable square feet.

3. Lease Term.

3.1. Existing Premises. The Lease Term with respect to the Existing Premises shall continue to be as more particularly set forth in the Lease.

3.2. Expansion Premises. The term of Tenant’s lease of the Expansion Premises shall commence on the Expansion Rent Commencement Date and shall expire on June 30, 2015 (the “Expansion Premises Expiration Date”) (i.e., concurrently with the expiration of Tenant’s lease of the Existing Premises), unless sooner terminated as provided in the Lease, as hereby amended. The period commencing on the Expansion Rent Commencement Date and ending on the Expansion Premises Expiration Date shall hereinafter be referred to as the “Expansion Term.”

4. Base Rent.

4.1. Existing Premises. Notwithstanding anything to the contrary in the Lease, as hereby amended, prior to the Expansion Rent Commencement Date and continuing throughout the Expansion Term, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

4.2. Expansion Premises. Commencing on the Expansion Rent Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows, and otherwise in accordance with the terms of the Lease:

Period During Expansion Term	Annualized Base Rent*		Monthly Installment of Base Rent*		Approximate Annual Rental Rate per Rentable Square Foot*
Expansion Rent Commencement Date – June 30, 2013	$448,992.00	¯	$37,416.00	¯	$48.00
July 1, 2013 – June 30, 2014	$462,461.76		$38,538.48		$49.44	**
July 1, 2014 – June 30, 2015	$476,335.56		$39,694.63		$50.92	**

*	The initial Annualized Base Rent (and monthly installment of Base Rent) was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot by the number of rentable square feet in the Expansion Premises. In all subsequent periods during the Expansion Term, the calculation of Annualized Base Rent (and monthly installment of Base Rent) reflects an annual increase of three percent (3%).
¯	Subject to the terms set forth in Section 4.3 below, the Base Rent attributable to the Expansion Premises for the period commencing on December 15, 2012 and ending on January 14, 2013 shall be abated.
**	The amounts identified in the column entitled “Annualized Rental Rate per Rentable Square Foot” are estimates and are provided for informational purposes only.

4.3. Expansion Premises Base Rent Abatement. Provided that no event of default is occurring during the period commencing on December 15, 2012 and ending on January 14, 2013 (the “Expansion Premises Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Expansion Premises Base Rent Abatement Period (the “Expansion Premises Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Expansion Premises Base Rent Abatement equals Thirty-Seven Thousand Four Hundred Sixteen and 00/100 Dollars ($37,416.00). Tenant acknowledges and agrees that during such Expansion Premises Base Rent Abatement Period, such abatement of Base Rent for the Expansion Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease, as hereby amended, which increases shall be calculated without regard to such Expansion Premises Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Expansion Premises Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Expansion Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as hereby amended. In the event of a default by Tenant under the terms of the Lease, as hereby amended, that results in early termination pursuant to the provisions of Article 19 of the Lease, then as a part of Landlord’s exercise of its remedies as set forth in Section 19.2 of the Lease, Landlord shall be entitled to make a claim to recover the monthly Base Rent that was abated under the provisions of this Section 4.3. The foregoing Expansion Premises Base Rent Abatement set forth in this Section 4.3 shall be personal to the tenant originally named in the Lease (the “Original Tenant”) and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in the Lease, as hereby amended) is the Tenant under the Lease, as hereby amended, during such Expansion Premises Base Rent Abatement Period.

5. Direct Expenses.

5.1. Existing Premises. Prior to the Expansion Rent Commencement Date and continuing throughout the Expansion Term, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2. Expansion Premises. Notwithstanding anything to the contrary set forth in the Lease, commencing on the Expansion Rent Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease; provided that Tenant’s Share for the Expansion Premises shall be 1.28% (and therefore Tenant’s Share for the Existing Premises and the Expansion Premises in the aggregate shall be 2.96%) and the Base Year for the Expansion Premises shall be 2013.

6. Water Sensors. At any time during the Lease Term, Landlord may elect, in Landlord’s sole and absolute discretion, to install, at Landlord’s sole cost and expense, web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord, in its sole and absolute discretion, may require Water Sensors to be installed or updated by Tenant, at Tenant’s sole cost and expense, in which event Tenant shall use an experienced and qualified contractor reasonably designated by Landlord and comply with all of the other provisions of Article 8 of the Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of the Lease, keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of the Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of the Lease, Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the water sensors shall be unblocked and ready for use by a third-party).

7. Condition of the Premises. Tenant currently occupies and, as of the date of this First Amendment, is fully aware of the condition of, and shall continue to accept, the Existing Premises in its presently existing, “as-is” condition, and hereby further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Building, or the Project or with respect to the suitability of any of the foregoing or the Expansion Premises for the conduct of Tenant’s business. Except as specifically set forth herein or in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. Landlord shall construct the improvements in the Expansion Premises pursuant to the terms of the Work Letter.

8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CB Richard Ellis and Jones Lang LaSalle (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as amended.

9. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”

KILROY REALTY 303, LLC, a Delaware limited liability company

By:	Kilroy Realty, L.P., a Delaware limited partnership, Its Sole Member

	By:	Kilroy Realty Corporation, a Maryland corporation, General Partner

By:	/s/ Jeffrey C. Hawken

Name:	Jeffrey C. Hawken

Its:	Chief Operating Officer

By:	/s/ John T. Fucci

Name:	John T. Fucci

Its:	Senior Vice President, Asset Management

“TENANT”

APPDYNAMICS, INC., a Delaware corporation

By:	/s/ Jyoti Bansal

Name:	Jyoti Bansal

Its:	CEO/Chairman and President

By:	/s/ Jason J. Heine

Name:	Jason J. Heine

Its:	Director of Finance

EXHIBIT A

303 SECOND STREET

OUTLINE OF EXPANSION PREMISES

EXHIBIT A

EXHIBIT B

303 SECOND STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the “Improvements,” as that term is defined in Section 2.1, below, in the Expansion Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises.

SECTION 1

DELIVERY OF THE EXPANSION PREMISES

1.1 Base Building as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the “Base Building” (as the term is defined below). For the purposes hereof, the term “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor on which the Expansion Premises is located. Upon the Expansion Delivery Date, Landlord shall deliver the Expansion Premises to Tenant, and Tenant shall accept the Expansion Premises from Landlord in its presently existing, “as-is” condition. Except as specifically set forth in the Lease, this First Amendment, or this Work Letter, Landlord shall have no obligation to modify or improve any component in the Expansion Premises, the Building, or the Project in connection with the “Improvements” (as defined herein below).

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $116,925.00 (i.e., $12.50 per rentable square foot of the Expansion Premises) for the costs relating to the initial design and construction of the improvements which are permanently affixed to the Expansion Premises (the “Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to immediately pay when due any portion of the “Over-Allowance Amount,” as defined in Section 4.3.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord’s property under the terms of the Lease, as amended. Any unused portion of the Improvement Allowance remaining as of December 31, 2013, shall remain with Landlord and Tenant shall have no further right thereto.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”):

EXHIBIT A

2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;

2.2.2 The cost of any changes in the Base Building when such changes are required by the Construction Drawings;

2.2.3 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”); and

2.2.4 The “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Work Letter.

2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Expansion Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements for Improvements shall be as addressed in the Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain the architect/space planner designated by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to approval by Landlord and Tenant. Notwithstanding the foregoing, Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by Landlord’s architect, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease, as amended, shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Landlord and Tenant hereby approve that certain final space plan for Improvements in the Expansion Premises attached to this Work Letter as Schedule 1 (the “Final Space Plan”).

3.3 Final Working Drawings. As soon as reasonably practicable after the approval of the Final Space Plan, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), which Final Working Drawings shall be a logical extension of the Final Space Plan and shall be subject to approval by Landlord and Tenant.

3.4 Permits. The Final Working Drawings shall be approved by Landlord and Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Landlord shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord.

3.5 Cooperation by Tenant. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of this First Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. Tenant shall respond to Landlord’s requests for information and/or approvals within three (3) business days following request by Landlord (unless another period of time is expressly stated herein for such response by Tenant).

3.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, either party may transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to the other party’s representative identified in Section 6.2 or 6.3, as the case may be, of this Work Letter, or by any of the other means identified in the Lease for delivery of notices.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A contractor designated by Landlord (“Contractor”) shall construct the Improvements.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. If the Cost Proposal is greater than the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements) (such difference being referred to as the “Over-Allowance Amount”), then Tenant shall be responsible for payment of the entire Over-Allowance Amount. Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with cash in an amount equal to fifty percent (50%) of the Over-Allowance Amount, and such portion of the Over-Allowance amount shall be held by Landlord and disbursed by Landlord on a pro-rata basis along with any of the then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In addition, Tenant pay to Landlord, within five (5) days after receipt of any invoice therefor, a fraction of each amount requested by the Contractor or otherwise to be disbursed under this Work Letter, which fraction shall be equal to that portion of the Over-Allowance Amount not previously deposited with Landlord as provided hereinabove divided by the amount of the Cost Proposal (each such payment hereunder being referred to as an “Over-Allowance Payment”), and Tenant’s failure to make any payment of the Over-Allowance Amount (including any Over-Allowance Payment) as and when required hereunder shall constitute a default by Tenant under this Work Letter. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be added to the Over-Allowance Amount, and 50% of the amount of such costs shall be paid to Landlord in cash and held by Landlord as provided hereinabove, and the remainder of such costs shall be payable by Tenant in Over-Allowance Payments as provided for hereinabove. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus fifteen percent (15%) of such direct costs for Landlord’s servicing and overhead. In the event that Tenant fails to pay any portion of the Over-Allowance Amount as provided in this Section 4.3.1, then Landlord may, at its option, cease work in the Expansion Premises until such time as Landlord receives payment of such portion of the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) five percent (5%) multiplied by (ii) the total aggregate costs incurred by Tenant and Landlord to design and construct the Improvements (including the Over-Allowance Amount, if any, as such Over-Allowance Amount may increase pursuant to the terms of this Work Letter).

4.3.3 Contractor’s Warranties and Guaranties. The Contractor shall guaranty, on commercially reasonable terms, that the Improvements shall be free from defects in workmanship and materials for a period of not less than one (1) year from the date of the substantial completion of the Improvements. Accordingly, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to, or arising out of construction of, the Improvements; provided that, Landlord shall correct or cause the Contractor to correct any defects in workmanship or materials with respect to the Improvements, which defects are brought to Landlord’s attention in writing on or before the date that is eleven (11) months after the substantial completion of the Improvements; provided further that, despite the assignment of such warranties and guaranties to Tenant, Landlord shall nevertheless retain its rights under its contract with the Contractor to the extent necessary to enforce any warranty or guaranty thereunder in connection with Landlord’s performance of its obligations as set forth in the immediately preceding clause. Subject to Landlord’s obligation to correct defects as set forth above, and except to the extent such claims arise from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements.

4.3.4 Completion of Construction. The Improvement Allowance Items shall include, without limitation, any reasonable costs incurred by Landlord (a) to cause Contractor and Architect to record a Notice of Completion in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and ( b) to cause Architect to prepare and deliver to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Improvements.

SECTION 5

NO CONSTRUCTIVE EVICTION

Since Tenant shall be in occupancy of the Expansion Premises during the Construction of the Improvements, Landlord agrees that it shall use commercially reasonable efforts to perform the Improvements in a manner so as to minimize interference with Tenant use of the Expansion Premises. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Expansion Premises during the construction of the Improvements by Landlord, Landlord shall be permitted to construct the Improvements in the Expansion Premises during normal business hours, without any obligation to pay overtime or other premiums; to the extent, however, that Tenant agrees in writing to pay any overtime or other premiums incurred in connection with the construction of the Improvements in the Expansion Premises, the Improvements shall be constructed during hours other than the normal business hours. Tenant shall provide a clear working area for such work, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is constructing the Improvements). Tenant hereby agrees that the construction of the Improvements, whether performed prior to or following the Expansion Rent Commencement Date, shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Improvements or Landlord’s actions in connection with the Improvements, or for any inconvenience or annoyance occasioned by the Improvements or Landlord’s actions in connection with the Improvements.

SECTION 6

MISCELLANEOUS

6.1 Intentionally Omitted.

6.2 Tenant’s Representative. Tenant has designated Jason Heine as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is jheine@appdynamics.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Rich Ambidge and Eddie Perez as “Project Managers”, who shall each be responsible for the implementation of all Improvements to be performed by Landlord in the Expansion Premises. With regard to all matters involving such Improvements, Tenant shall communicate with the Project Managers rather than with the Contractor. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor. It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord’s agent and has no authority whatsoever to enter into agreements on Landlord’s behalf or otherwise bind Landlord. The Project Managers will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord’s approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant, if any, shall all be union labor in compliance with the then existing master labor agreements.

6.5 Time of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, if any default by Tenant under the Lease, as amended, or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease, as amended, and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.

SCHEDULE 1 TO EXHIBIT B

APPROVED FINAL SPACE PLAN

EJ SERVER
EJ STORAGE
EJ BREAK ROOM

Large Conference	2
Small Conference	8
Workstations	100

303 Second Street
5th Floor North
09.21.12

SK-1

NOT TO SCALE

INTERIORS ARCHITECTURE GRAPHICS

A S D

EXHIBIT B

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made and entered into as of the 17th day of June 2013, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated May 20, 2011 (the “Office Lease”), as amended by that certain First Amendment to Office Lease dated as of October 2, 2012 (the “First Amendment”) (the Office Lease, as amended by the First Amendment, is collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 21,667 rentable square feet of space (“Existing Premises”) comprised of (i) 12,313 rentable square feet of space commonly known as Suite 450 North (“Suite 450”) located on the fourth (4th) floor of the ten story tower (the “North Tower”) part of that certain office building located at 303 Second Street, San Francisco, California 94107 (the “Building”), and (ii) 9,354 rentable square feet of space commonly known as Suite 520 North (“Suite 520”) located on the fifth (5th) floor of the North Tower of the Building.

B. Landlord and Tenant now desire to amend the Lease (i) to extend the Lease Term of the Lease and (ii) to relocate the Existing Premises to 41,718 rentable square feet of space commonly known as Suite 800 North, located on the eighth (8th) floor of the North Tower of the Building (the “New Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided. For the purposes of this Second Amendment and for convenience only, the New Premises shall be deemed to be comprised of these discreet portions of space each containing a specified number of rentable square feet as follows: (A) a portion of the New Premises containing 12,313 rentable square feet shall be referred to herein as “Suite 850”, (B) a portion of the New Premises containing 9,354 rentable square feet shall be referred to herein as “Suite 820”, and (C) a portion of the New Premises containing 20,051 rentable square feet shall be referred to herein as “Suite 801”; provided, however, the Parties hereby acknowledge and agree that the foregoing portions of space (i.e., Suite 850, Suite 820, and Suite 801) will not be separately demised within the New Premises and are used in this Second Amendment for identification and Rent calculation purposes only.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2. New Premises.

2.1 New Premises Commencement Date. Effective as of the date (the “New Premises Commencement Date”) which shall be the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the New Premises and , and (ii) the date upon which the New Premises is “Ready for Occupancy,” as that term is defined in Section 5.1 of the Work Letter attached hereto as Exhibit B (the “Work Letter”), which New Premises Commencement Date is anticipated to be November 1, 2013, Tenant shall lease from Landlord and Landlord shall lease to Tenant the New Premises on the terms and conditions set forth in the Lease, as hereby amended. Further, subject to the terms of Section 3 below, effective as of the New Premises Commencement Date Tenant’s lease of the Existing Premises shall terminate and be of no further force or effect, and Tenant shall lease from Landlord and Landlord shall lease to Tenant the New Premises on the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the New Premises Commencement Date, the New Premises shall be substituted for the Existing Premises and all references in the Lease, as hereby amended, to the “Premises” shall mean and refer to the “New Premises”, unless the context clearly requires otherwise.

2.2 New Premises Term. Landlord and Tenant acknowledge that notwithstanding Tenant’s termination and surrender of the Existing Premises as set forth in Section 3 of this Second Amendment, pursuant to the terms of the Lease, the Lease Term with respect to the Existing Premises is scheduled to expire on June 30, 2015. Notwithstanding anything to the contrary set forth in the Lease, effective as the New Premises Commencement Date, the Lease Term for the New Premises shall be extended beyond June 30, 2015, through and including the last day of the ninetieth (90th) full calendar month from and after the New Premises Commencement Date (the “New Premises Term Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended (the “New Premises Term Expiration Date”), on the terms and conditions set forth in this Second Amendment. By way of example only, if the New Premises Commencement Date occurs on October 1, 2013, then the New Premises Term Expiration Date shall be March 31, 2021; and if the New Premises Commencement Date occurs on October 15, 2013, then the New Premises Term Expiration Date shall be April 30, 2021. The period of time beginning on the New Premises Commencement Date and ending on the New Premises Term Expiration Date shall be referred to herein as the “New Premises Term.” At any time during the New Premises Term, Landlord may deliver to Tenant a notice in the form materially comparable to that attached to the Office Lease as Exhibit C, as confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days receipt thereof.

3. Surrender of Existing Premises.

3.1 Termination and Surrender. Tenant hereby agrees to vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the date that is five (5) business days following the New Premises Commencement Date (the “Existing Premises Termination Date”) in broom clean condition provided that Tenant shall remove (i) all of Tenant’s personal property from the Existing Premises, (ii) any communications or computer wires and cables in or serving the Existing Premises, (iii) any logos, decals, and white boards on the walls of the Existing Premises, and (iv) any Alterations in the Existing Premises performed after the date of this Second Amendment, and Tenant shall repair any damage to the Existing Premises and Building caused by such removal and return the affected portion of the Existing Premises to a building standard improved condition as determined by Landlord, and thereafter, Tenant shall have no further obligations with respect to the Existing Premises except, those obligations under the Lease, as amended, which relate to the term of Tenant’s lease of the Existing Premises prior to the New Premises Commencement Date and/or which specifically survive the expiration of the Lease. In the event that Tenant fails to vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the New Premises Commencement Date in accordance with this Section 3 of the Second Amendment and the provisions of the Lease, then Tenant shall be deemed to be in holdover of the Existing Premises and shall be subject to the terms of Article 16 of the Lease.

3.2 Representations of Tenant. Tenant represents and warrants to Landlord that, with respect to the Existing Premises, (i) Tenant has not heretofore sublet the Existing Premises nor assigned all or any portion of its interest in the Lease with respect thereto, nor shall any such transaction be in effect as of the New Premises Commencement Date, (ii) no other person, firm or entity has any right, title or interest in the Lease with respect to the Existing Premises, (iii) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate Tenant’s lease of the Existing Premises without the consent of any person, firm or entity, and (iv) the individuals executing this Second Amendment on behalf of Tenant have the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that, as of the date hereof, there are no, and as of the New Premises Commencement Date, there shall be no, mechanic’s liens or other liens encumbering all or any portion of the Existing Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 3.2 shall survive the termination of Tenant’s lease of the Existing Premises and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

4. Base Rent.

4.1 Existing Premises Base Rent Prior to the New Premises Commencement Date. Prior to, and continuing through the day immediately preceding the New Premises Commencement Date, Tenant shall continue to pay Base Rent in accordance with the terms of the Lease in the following amounts: (i) with respect to Suite 450, in accordance with the terms of Article 3 of the Office Lease in the amounts set forth in Section 4 of the Summary of Basic Lease Information, and (ii) with respect to Suite 520, in the amounts set forth in Section 4.2 of the First Amendment.

4.2 New Premises Base Rent Prior to July 1, 2015.

4.2.1 Suite 850. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, commencing on the New Premises Commencement Date and continuing through and including June 30, 2015, Tenant shall pay to Landlord monthly installments of Base Rent for the space referred to herein as Suite 850 as follows:

Period	Annualized Base Rent*		Monthly Installment of Base Rent*		Approximate Annual Rental Rate per Rentable Square Foot
New Premises Commencement Date – June 30, 2014	$483,162.12	**¯	$40,263.51	**¯	$39.24
July 1, 2014 – June 30, 2015	$494,982.60	**	$41,248.55	**	$40.20

**	Notwithstanding anything to the contrary contained herein, in the event Tenant is deemed to be in holdover of the Existing Premises beyond the Existing Premises Termination Date, then Tenant’s payment of Base Rent for the Existing Premises in accordance with Section 3 of this Second Amendment and Section 16 of the Office Lease while Tenant is in holdover of the Existing Premises shall not be deemed to waive or reduce Tenant’s obligation to pay Base Rent for space referred to herein as Suite 850 as set forth in this Section 4.2.1.
¯	Subject to the terms set forth in Section 4.4 below, the Base Rent attributable to the space referred to herein as Suite 850 for the period commencing on the first calendar day of the first full calendar month following the New Premises Commencement Date and ending on last calendar day of the first full calendar month following the New Premises Commencement Date shall be abated.

4.2.2 Suite 820. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, commencing on the New Premises Commencement Date and continuing through and including June 30, 2015, Tenant shall pay to Landlord monthly installments of Base Rent for the space referred to herein as Suite 820 as follows:

Period	Annualized Base Rent*		Monthly Installment of Base Rent*		Approximate Annual Rental Rate per Rentable Square Foot
New Premises Commencement Date – December 14, 2013	$448,992.00	**¯	$37,416.00	**¯	$48.00
December 15, 2013 – December 14, 2014	$462,461.76	**	$38,538.48	**	$49.44
December 15, 2014 – June 30, 2015	$476,335.56	**	$39,694.63	**	$50.92

**	Notwithstanding anything to the contrary contained herein, in the event Tenant is deemed to be in holdover of the Existing Premises beyond the Existing Premises Termination Date, then Tenant’s payment of Base Rent for the Existing Premises in accordance with Section 3 of this Second Amendment and Section 16 of the Office Lease while Tenant is in holdover of the Existing Premises shall not be deemed to waive or reduce Tenant’s obligation to pay Base Rent for space referred to herein as Suite 820 as set forth in this Section 4.2.2.
¯	Subject to the terms set forth in Section 4.4 below, the Base Rent attributable to the space referred to herein as Suite 820 for the period commencing on the first calendar day of the first full calendar month following the New Premises Commencement Date and ending on last calendar day of the first full calendar month following the New Premises Commencement Date shall be abated.

4.2.3 Suite 801. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, commencing on the New Premises Commencement Date and continuing through and including June 30, 2015, Tenant shall pay to Landlord monthly installments of Base Rent for the space referred to herein as Suite 801 as follows:

Period	Annualized Base Rent*		Monthly Installment of Base Rent*		Approximate Annual Rental Rate per Rentable Square Foot
New Premises Commencement Date – June 30, 2015	$1,082,754.00	**¯	$90,229.50	**¯	$54.00

**	Notwithstanding anything to the contrary contained herein, in the event Tenant is deemed to be in holdover of the Existing Premises beyond the Existing Premises Termination Date, then Tenant’s payment of Base Rent for the Existing Premises in accordance with Section 3 of this Second Amendment and Section 16 of the Office Lease while Tenant is in holdover of the Existing Premises shall not be deemed to waive or reduce Tenant’s obligation to pay Base Rent for space referred to herein as Suite 801 as set forth in this Section 4.2.3.
¯	Subject to the terms set forth in Section 4.4 below, the Base Rent attributable to the space referred to herein as Suite 801 for the period commencing on the first calendar day of the first full calendar month following the New Premises Commencement Date and ending on last calendar day of the first full calendar month following the New Premises Commencement Date shall be abated.

4.3 Base Rent for the Entire New Premises Commencing July 1, 2015 and continuing through the New Premises Term Expiration Date. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, commencing on July 1, 2015 and continuing through the New Premises Term Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the entire New Premises (i.e., Suite 850, Suite 820, and Suite 801) as follows

Period	Annualized Base Rent*	Monthly Installment of Base Rent*	Approximate Annual Rental Rate per Rentable Square Foot
July 1, 2015 – June 30, 2016	$2,320,355.16	$193,362.93	$55.62
July 1, 2016 – June 30, 2017	$2,389,965.84	$199,163.82	$57.29
July 1, 2017 – June 30, 2018	$2,461,664.76	$205,138.73	$59.00
July 1, 2018 – June 30, 2019	$2,535,514.68	$211,292.89	$60.78
July 1, 2019 – June 30, 2020	$2,611,580.16	$217,631.68	$62.60
July 1, 2020 – New Premises Term Expiration Date	$2,689,927.56	$224,160.63	$64.48

*	Commencing July 1, 2015, the Annualized Base Rent (and monthly installment of Base Rent) was calculated by multiplying the Annual Rental Rate per Rentable Square Foot (i.e., $55.62) by the number of rentable square feet in the New Premises. In all subsequent periods during the New Premises Term, the calculation of Annualized Base Rent (and monthly installment of Base Rent) reflects an annual increase of three percent (3%).

4.4 New Premises Base Rent Abatement. Provided that no event of monetary default beyond the applicable notice and cure period is occurring during the period commencing on the first day of the first full calendar month commencing on or after the New Premises Commencement Date and ending on last calendar day of the first full calendar month commencing on or after the New Premises Commencement Date (the “New Premises Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the New Premises (i.e., Suite 850, Suite 820, and Suite 801) during such New Premises Base Rent Abatement Period (the “New Premises Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the New Premises Base Rent Abatement equals One Hundred Sixty-Seven Thousand Nine Hundred Nine and 01/100 Dollars ($167,909.01, i.e., the sum

of $40,263.51 attributable to Suite 850, the sum of $37,416.00 attributable to Suite 820, and the sum of $90,229.50 attributable to Suite 801). Tenant acknowledges and agrees that during such New Premises Base Rent Abatement Period, such abatement of Base Rent for the New Premises (i.e., Suite 850, Suite 820, and Suite 801) shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease, as hereby amended, which increases shall be calculated without regard to such New Premises Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the New Premises Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing New Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as hereby amended. In the event of a default by Tenant under the terms of the Lease, as hereby amended, that results in early termination pursuant to the provisions of Article 19 of the Office Lease, then as a part of Landlord’s exercise of its remedies as set forth in Section 19.2 of the Office Lease, Landlord shall be entitled to make a claim to recover the monthly Base Rent that was abated under the provisions of this Section 4.4; provided, however, if Landlord actually recovers from Tenant the total aggregate amount of Base Rent which would have otherwise been due under this Second Amendment absent Tenant’s default, then Landlord shall not be entitled to make a claim to recover the monthly Base Rent that was abated under the provisions of this Section 4.4.

5. Direct Expenses.

5.1 Prior to the New Premises Commencement Date. Prior to the New Premises Commencement Date, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2 From and after the New Premises Commencement Date.

5.2.1 Suite 850. Notwithstanding anything to the contrary set forth in the Lease, commencing on the New Premises Commencement Date and continuing through the New Premises Term Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the space referred to herein as Suite 850 in accordance with the terms of the Lease; provided that Tenant’s Share for the space referred to herein as Suite 850 shall be 1.68% and the Base Year for the space referred to herein as Suite 850 shall be 2011.

5.2.2 Suite 820. Notwithstanding anything to the contrary set forth in the Lease, commencing on the New Premises Commencement Date and continuing through the New Premises Term Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the space referred to herein as Suite 820 in accordance with the terms of the Lease; provided that Tenant’s Share for the space referred to herein as Suite 820 shall be 1.28% and the Base Year for the space referred to herein as Suite 820 shall be 2013.

5.2.3 Suite 801. Notwithstanding anything to the contrary set forth in the Lease, commencing on the New Premises Commencement Date and continuing through the New Premises Term Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the space referred to herein as Suite 801 in accordance with the terms of the Lease; provided that Tenant’s Share for the space referred to herein as Suite 820 shall be 2.74% and the Base Year for the space referred to herein as Suite 801 shall be 2014.

6. Condition of the New Premises. Except as specifically set forth herein or in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvements in the New Premises, and Tenant shall accept the New Premises in its presently existing, “as-is” condition. Landlord shall construct the Improvements in the New Premises pursuant to the terms of the Work Letter. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the New Premises, the North Tower, or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

7. Temporary Premises.

7.1 Temporary Premises Commencement Date. Tenant hereby leases from Landlord and Landlord hereby leases to Tenant 10,791 rentable square feet of space commonly known as Suite 650 North located on the sixth (6th) floor of the North Tower of the Building (the “Temporary Premises”), as delineated on Exhibit A-1 attached hereto and made a part hereof. The lease term for the Temporary Premises (the “Temporary Premises Term”) shall commence on July 15, 2013 (the “Temporary Premises Commencement Date”) and shall end on the date that is five (5) business days following the Existing Premises Termination Date. The Temporary Premises shall be subject to all the terms and conditions of the Lease, except as otherwise expressly set forth in this Section 7.

7.2 Temporary Premises Base Rent. Tenant shall pay to Landlord in accordance with the terms of Article 3 of the Office Lease the sum of Forty-Two Thousand Two Hundred Sixty-Four and 75/100 Dollars ($42,264.75) on or before the first day of each calendar month during the Temporary Premises Term without prior demand. Base Rent payable for the Temporary Premises for any partial month shall be prorated in accordance with the terms of Article 3 of the Office Lease.

7.3 Tenant’s Share. Tenant shall not be obligated to pay Tenant’s Share of Direct Expenses with respect to the Temporary Premises during the Temporary Premises Term, it being understood that such sum is included in the Base Rent payable with respect to the Temporary Premises.

7.4 Improvements to Temporary Premises. Tenant has inspected the Temporary Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Any Alterations or improvements that Tenant desires to make to the Temporary Premises shall be subject to Article 8 of the Office Lease. Tenant shall vacate and surrender the Temporary Premises to Landlord on or before the Temporary Premises Termination Date in “broom clean” condition such that the Temporary Premises is in as good condition as when it was delivered to Tenant, reasonable wear and tear and casualty excepted. Tenant shall remove any Alterations or improvements as required by Landlord pursuant to Section 8.5 of the Office Lease, provided that Tenant shall not be responsible to remove any improvements existing in the Temporary Premises as of the date Landlord delivers the Temporary Premises to Tenant. In the event that Tenant fails to timely vacate and surrender the Temporary Premises, Tenant shall be deemed to be in holdover of the Temporary Premises and the terms of Article 16 of the Office Lease shall apply to such holdover.

7.5 Parking. Tenant shall not be entitled to any additional parking passes with respect to, or in connection with, Tenant’s lease of the Temporary Premises.

7.6 Assignment and Subletting. Tenant shall have no right to sublease the Temporary Premises.

8. Right of First Offer. Landlord hereby grants to the Original Tenant and any Permitted Transferee, a one-time right of first offer with respect to rentable space that becomes available for lease on the fifth (5th) floor of the North Tower of the Building (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall (A) be exercisable as to any First Offer Space only following the expiration or earlier termination of the existing leases (including any extensions thereof) of such First Offer Space and with respect to Suite 520, after the expiration or earlier termination of the first lease entered into by Landlord with a third party tenant after the date hereof, and (B) be subordinate to all existing rights of third parties to lease such First Offer Space, including, without limitation, any expansion, first offer, first negotiation or other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendment or new leases (all such tenants leasing the First Offer Space and third parties with existing rights, collectively, the “Superior Right Holders”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 8.

8.1 Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) when and if the First Offer Space becomes available for lease to third parties (as reasonably determined by Landlord), provided that all Superior Right Holder have declined to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 8.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

8.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days following delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not notify Landlord within the ten (10) business day period set forth above, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to any party on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the First Offer Space offered by Landlord to Tenant, and Tenant may not elect to lease only a portion thereof.

8.3 First Offer Space Rent. The Base Rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be consistent with comparable transactions consummated in the Building within the nine (9) month period preceding the “First Offer Commencement Date,” as that term is defined in Section 8.5 of this Second Amendment.

8.4 Construction In First Offer Space. Tenant shall take the First Offer Space in the configuration offered by Landlord and in its then-existing “as is” condition. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Office Lease and other requirements Landlord may reasonably impose and the terms of the Work Letter shall not apply to the construction of any improvements in the First Offer Space.

8.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall execute an amendment to the Lease or a separate lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 8. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant, subject to any build-out time provided in the First Offer Notice (the “First Offer Commencement Date”) and shall terminate coterminously with the New Premises on the New Premises Term Expiration Date.

8.6 Termination of Right of First Offer. The rights contained in this Section 8 shall be personal to the Original Tenant and any Permitted Transferee, and may only be exercised by the Original Tenant and such Permitted Transferee (and not any assignee, sublessee or other transferee of the Original Tenant’s or such Permitted Transferee’s interest in the Lease) if the Original Tenant or such Permitted Transferee occupies at least seventy five percent (75%) of the rentable area of the then existing Premises as of the date of the attempted exercise of the right of first offer by Tenant and as of the scheduled date of delivery of such First Offer Space to Tenant. The right of first offer granted herein shall terminate with respect to any particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to the First Offer Space so offered by Landlord. Tenant shall not have the right to lease First Offer Space pursuant to the terms of this Section 8 in the event that less than two (2) years remain prior to the New Premises Term Expiration Date; provided, however, to the extent Tenant then has an unexpired renewal option with respect to the New Premises Term pursuant to Section 10 of this Second Amendment, then Tenant shall have the right to exercise such renewal option simultaneously with Tenant’s exercise of its first offer right hereunder in order to cause the New Premises Term Expiration Date to occur more than two (2) years following the First Offer Commencement Date. Tenant shall not have the right to lease First Offer Space, as provided in this Section 8, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease beyond the applicable notice and cure period provided in the Lease or Tenant has previously been in default under the Lease beyond the applicable notice and cure period provided in the Lease more than once during the prior twelve (12) month period.

9. Option Term. Tenant shall have one (1) option to extend the New Premises Term for a period of five (5) years for the entire New Premises in accordance with the requirements set forth in Section 2.2 of the Office Lease.

10. Letter of Credit. Landlord and Tenant acknowledge that Landlord is currently holding a letter of credit (Irrevocable Standby Letter of Credit No. SVBSF006876) (the “Existing L-C”), dated June 6, 2011, issued by Silicon Valley Bank in the current amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Existing L-C Amount”). Landlord and Tenant further acknowledge Tenant shall deliver to Landlord, within seven (7) business days after Tenant’s execution of this Second Amendment, an unconditional, clean, irrevocable letter of credit (the “New L-C”) in the amount set forth in Section 10.1 below (the “New L-C Amount”). Until the L-C is delivered, Landlord shall continue to hold the Existing L-C, and Tenant’s failure to timely deliver the New L-C (in the form of either a new letter of credit or an amendment to the Existing L-C) shall constitute a breach by Tenant under the Lease, as amended. As of the earlier of the date on which Tenant delivers the New L-C to Landlord or the date that is seven (7) business days after Tenant’s execution of this Second Amendment, all reference in this Second Amendment or in the Lease, as amended, to the “L-C” or the “L-C Amount” shall be deemed to refer to the New L-C or the New L-C Amount, as the case may be.

10.1 L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1 of the Office Lease and Section 8 of the Summary of Basic Lease Information are hereby deleted and replaced with “One Million Six Hundred Sixteen Thousand and 00/100 Dollars ($1,616,000.00) plus the “Additional L-C Amount” (as defined in Section 2.3 of the Work Letter), if applicable.”

10.2 Reduction of L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1.1 of the Office Lease is deleted and replaced with the following:

“21.3.1.1 Subject to the terms hereof, from time to time during New Premises Term, but in no event earlier than the second (2nd) anniversary of the New Premises Commencement Date, and provided that (i) Tenant has not previously been in default under the Lease and is not then in default under the Lease, and (ii) Tenant delivers to Landlord a written “L-C Reduction Request” containing sufficient evidence satisfactory to Landlord (which may include, without limitation, unaudited financial statements for each calendar quarter certified by Tenant’s Chief Financial Officer and audited financial statements for each applicable fiscal year) that Tenant has been “Profitable” (as defined below) during the six (6) consecutive calendar quarters immediately preceding the date (each such date being referred to herein as a “L-C Reduction Request Date”) that Landlord receives an L-C Reduction Request the L-C Amount shall be reduced by Two Hundred Thirty Thousand and 00/100 Dollars ($230,000.00), plus fourteen and twenty-three one hundredths percent (14.23%) of the Additional L-C Amount, if applicable; provided, however, in no event shall (A) Tenant make a L-C Reduction Request than one (1) time in any given twelve (12) month period, (B) the L-C be reduced more than one (1) time in any twelve (12) month period, and (C) the L-C Amount be less than an amount equal to the sum of Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00) plus twenty-eight and forty-seven one hundredths percent (28.47%) of the Additional L-C Amount, if applicable. For the purposes of this Section, Tenant shall be deemed to have been “Profitable” during any given calendar quarter so long as (1) Tenant’s earnings before deducting interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles, consistently applied, exceeds the sum of Two Million and 00/100 Dollars ($2,000,000.00); and (2) Tenant’s “Net Worth” (as defined below) exceeds Fifty Million and 00/100 Dollars ($50,000,000.00). For the Purposes of this Section, Tenant’s “Net Worth” shall be defined, as determined in accordance with generally accepted accounting principles, consistently applied, as Tenant’s total tangible assets less Tenant’s total liabilities excluding deferred revenue so long as no less than ninety-five percent (95%) of such deferred revenue represents cash received and accounts receivables that are to be collected in the ordinary course of business, in each case relating to subscription services. Within ten (10) business days after Landlord’s receipt of an L-C Reduction Request, Landlord shall deliver notice (the “Landlord Reduction Request Response”) to Tenant stating that (A) Landlord is approving the L-C Reduction Request, or (B) Landlord is rejecting the L-C Reduction Request. If Landlord does not affirmatively accept or reject the L-C Reduction Request within ten (10) business days after receipt of the L-C Reduction Request then Tenant shall deliver an additional L-C Reduction Request (the “Additional L-C Reduction Request”), and if Landlord fails to affirmatively accept or reject the L-C Reduction Request within five (5) business days after Landlord’s receipt of the Additional L-C Reduction Request, then Landlord’s failure to respond to either the L-C Reduction Request and the Additional L-C Reduction Request shall be deemed Landlord’s approval the L-C Reduction Request and the L-C shall be reduced by the sum of Two Hundred Thirty Thousand and 00/100 ($230,000.00) , plus fourteen and twenty-three one hundredths percent (14.23%) of the Additional L-C Amount, if applicable.”

11. Parking.

11.1 Prior to July 1, 2015. Prior to the July 1, 2015, Landlord and Tenant hereby acknowledge that Tenant shall be entitled to rent up to eleven (11) parking passes in accordance with Article 28 of the Office Lease.

11.2 From and after July 1, 2015. From and after July 1, 2015, Landlord and Tenant hereby acknowledge that Tenant shall be entitled to rent up to twenty-one (21) parking passes in accordance with Article 28 of the Office Lease.

12. Substitution of Other Premises. Landlord and Tenant hereby acknowledge that effective as of the New Premises Commencement Date, Article 22 of the Office Lease shall be deleted in its entirety and have no further force or effect.

13. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. and Jones Lang LaSalle (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 13 shall survive the expiration or earlier termination of the term of the Lease, as amended.

14. Rooftop Rights. Provided that the Original Tenant or a Permitted Transferee occupies at least seventy five percent (75%) of the rentable area of the then existing Premises , then in accordance with, and subject to, (A) reasonable construction rules and regulations promulgated by Landlord, (B) the Building standards therefor, and (C) the TCCs set forth in Article 8 of the Office Lease and this Section 14, Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense, but without the payment of any Base Rent or similar fee or charge, one (1) satellite dish on the roof of the Building for the receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) servicing the business conducted by Tenant from within the New Premises and no larger than two feet (2’) in diameter (such satellite dish shall be defined as the “Rooftop Equipment”). Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including but not limited to, costs of electricity and insurance related to the Rooftop Equipment. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such Rooftop Equipment shall be mutually agreed upon by Landlord and Tenant and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual out-of-pocket costs reasonably incurred by Landlord in approving such Rooftop Equipment. Tenant’s rights under this Section 14 shall terminate and shall be of no further force or effect upon the expiration or earlier termination of the New Premises Term, or, in the event the Original Tenant or a Permitted Transferee no longer occupies at least seventy five percent (75%) of the rentable area of the then existing Premises. Prior to the expiration or earlier termination of the Lease, as amended hereby, Tenant shall, as promptly as possible but in no event more than fifteen (15) days thereafter, remove and restore the affected portion of the rooftop, the Building and the New Premises to the condition the rooftop, the Building and the New Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear excepted). Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roof or roof membrane and any penetrations to the roof. Landlord and Tenant hereby acknowledge and agree that Landlord shall have no liability in connection with Tenant’s use, maintenance and/or repair of such Rooftop Equipment. Such Rooftop Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize any portion of the rooftop of the Building, and (ii) to re-sell, license or lease any rooftop space to an unaffiliated third party; provided, however, such Landlord (or third-party) use shall not materially interfere with (or preclude the installation of) Tenant’s Rooftop Equipment. Notwithstanding any provision to the contrary contained in this Section 14, in no event shall Tenant access the roof of the Building without first receiving Landlord’s consent and being accompanied by Landlord’s escort.

15. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall apply with respect to the New Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

[SIGNATURES TO APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”

KILROY REALTY 303, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member

	By:	Kilroy Realty Corporation,
a Maryland corporation, General Partner

		By:	/s/ Mike L. Sanford
Name: Mike L. Sanford
		Its:	Senior Vice President Northern California

		By:	/s/ Richard Buziak
Name: Richard Buziak
		Its:	Senior Vice President Asset Management

“TENANT”

APPDYNAMICS, INC.,
a Delaware corporation

By:	/s/ Jyoti Bansal
Name: Jyoti Bansal
Its: CEO

By:	/s/ Dan Wright
Name: Dan Wright
Its: Assistant Secretary

EXHIBIT A

303 SECOND STREET

OUTLINE OF NEW PREMISES

VACANT SPACE

REVISIONS

303 SECOND STREET
SAN FRANCISCO, CA

EIGHTH FLOOR NORTH
FLOOR PLAN

EXHIBIT A

EXHIBIT A-1

303 SECOND STREET

OUTLINE OF TEMPORARY PREMISES

KILROY REALTY CORPORATION
303 2ND STREET, 6TH FLOOR NORTH
SAN FRANCISCO, CA
02.13.2012

SUITE 650

NOT TO SCALE

hooks A S D

EXHIBIT A-1

EXHIBIT B

303 SECOND STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the “Improvements,” as that term is defined in Section 2.1, below, in the New Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the New Premises, in sequence, as such issues will arise during the actual construction of the New Premises.

SECTION 1

DELIVERY OF THE NEW PREMISES

1.1 Base Building as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the “Base Building” (as the term is defined below). For the purposes hereof, the term “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor on which the New Premises is located. Landlord shall deliver the New Premises to Tenant, and Tenant shall accept the New Premises from Landlord in its presently existing, “as-is” condition. Except as specifically set forth in the Lease, this Second Amendment, or this Work Letter, Landlord shall have no obligation to modify or improve any component in the New Premises, the Building, or the Project in connection with the “Improvements” (as defined herein below).

SECTION 2

IMPROVEMENTS

2.1 Landlord Work. Landlord shall, at Landlord’s sole cost and expense, concurrently with the construction of the “Improvements” (as defined below), using Building standard materials, components and finishes, cause the construction or installation of the following items in the New Premises: (1) demolish all existing improvements in the New Premises, and (2) upgrade the restrooms located in New Premises to, among other things, make them code compliant to the extent required by Applicable Laws (collectively, the “Landlord Work”). The parties hereby acknowledge that no portion of the “Improvement Allowance” (as defined below) shall be used in connection with Landlord’s construction or installation of the Landlord Work.

2.2 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of Two Million Seven Hundred Eleven Thousand Six Hundred Seventy and 00/100 Dollars ($2,711,670.00) (i.e., $65.00 per rentable square foot of the New Premises) for the costs relating to the initial design and

EXHIBIT B

construction of the improvements which are permanently affixed to the New Premises. Using Building standard materials, components and finishes, Landlord shall cause the installation and/or construction of the Improvements in the New Premises (the “Improvements”) pursuant to that certain Final Space Plan attached to this Work Letter as Schedule 1 (the “Final Space Plan”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to pay as and when due any portion of the “Over-Allowance Amount,” as defined in Section 4.3.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended, all Improvements shall be deemed Landlord’s property under the terms of the Lease, as amended. Any unused portion of the Improvement Allowance remaining as of December 31, 2014, shall remain with Landlord and Tenant shall have no further right thereto.

2.3 Additional Allowance. Notwithstanding the terms and conditions set forth in Section 2.1 of this Work Letter, Tenant shall have the one-time right, exercisable by delivery of written notice (the “Additional Allowance Notice”) to Landlord on or before the September 31, 2013, to an additional tenant improvement allowance from Landlord (the “Additional Allowance”) in an amount not to exceed Ten and 00/100 Dollars ($10.00) per rentable square foot of the New Premises, for the costs relating to the initial design and construction of the Tenant Improvements for any portion of the New Premises. The Additional Allowance Notice shall specify the amount of the Additional Allowance that Tenant elects to use (which amount shall be referred to herein as the “Additional Allowance Amount”). In the event that Tenant exercises its right to use all or any portion of the Additional Allowance, then the Additional Allowance Amount shall be repaid in amortized Base Rent and, accordingly, commencing on the New Premises Commencement Date, the monthly Base Rent for the Premises shall be increased by an amount equal to the “Additional Monthly Base Rent,” as that term is defined below, in order to repay the Additional Allowance Amount to Landlord. The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the Additional Allowance Amount as the present value amount, (ii) ninety (90) as the number of payments, (iii) eighty-three one hundredths (0.83), which is equal to ten percent (10%) divided by twelve (12) months per year, as the monthly interest factor, and (iv) the Additional Monthly Base Rent as the missing component of the annuity. In the event Tenant elects to utilize all or any portion of the Additional Allowance, then (a) the parties shall promptly execute an amendment (the “Additional Allowance Amendment”) to the Lease setting forth the monthly Base Rent as increased by the Additional Monthly Base Rent, and (b) Tenant shall pay to Landlord, concurrently with Tenant’s execution and delivery of the Additional Allowance Amendment to Landlord, an amount equal to the product of (A) the Additional Monthly Base Rent, and (B) the number of calendar months that have elapsed, in whole or in part, during the New Premises Term, through and including the date of such payment to Landlord. The Additional Monthly Base Rent shall not be abated pursuant to Section 4.1 of this Second Amendment. If Tenant elects to utilize the Additional Allowance, then Tenant’s use of the Additional Allowance Amount shall be subject to the terms of Section 2.4 below, with references therein to the Tenant Improvement Allowance also applying to the Additional Allowance Amount. Further, in the event that Tenant exercises its right to use all or any portion of the Additional Allowance, then, as a condition to Landlord’s obligation to disburse any portion of the Additional Allowance, Tenant shall cause the L-C amount to be increased by an amount equal to forty percent (40%) of the Additional Allowance Amount (the “Additional L-C Amount”).

EXHIBIT B

2.4 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance plus Additional Allowance Amount, if any, shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”):

2.4.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;

2.4.2 The cost of any changes in the Base Building when such changes are required by the Construction Drawings;

2.4.3 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”); and

2.4.4 The “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Work Letter.

Notwithstanding the foregoing Improvement Allowance Items, in no event shall the Improvement Allowance, or Additional Allowance Amount, if any, be used in connection with Tenant’s furnishings, equipment, trade fixtures and/or cabling in the New Premises.

2.5 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the New Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements for Improvements shall be as set forth in Article 8 Office Lease.

2.6 Unused Allowance. Upon notice from Tenant to Landlord (the “Election Notice”) delivered on or before the date (the “Outside Date”) which is ninety (90) days following the New Premises Commencement Date, Tenant shall be entitled to utilize any unused portion of the Improvement Allowance (but in no event in excess of $1.00 for each rentable square foot of the New Premises (i.e., in no event greater than $41,718.00)) for reimbursement of Tenant’s actual out of pocket costs incurred to hire a project manager to monitor construction of the Improvements (“Project Manager Costs”), provided that Tenant provides Landlord with all invoices and reasonable supporting documentation evidencing that such Project Manager Costs

EXHIBIT B

have been paid. Upon the occurrence of the Outside Date, any portion of the Improvement Allowance which has not been previously disbursed in connection with the Improvements and/or designated by Tenant in the Election Notice for reimbursement of Project Manager Costs shall be retained by Landlord, and Tenant shall have no right to use such amount.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain Fennie and Mehl Architects (the “Architect”) as its architect to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to approval by Landlord and Tenant. Notwithstanding the foregoing, Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by Landlord’s architect, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease, as amended, shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Landlord and Tenant hereby approve the Final Space Plan.

3.3 Final Working Drawings. As soon as reasonably practicable after the approval of the Final Space Plan, the Architect and the Engineers shall complete the architectural and engineering drawings for the New Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), which Final Working Drawings shall be a logical extension of the Final Space Plan and shall be subject to Tenant’s review and approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall either approve or request a change to the Final Working Drawings within five (5) days after receipt of the same. To the extent Tenant requests a change to the Final Working Drawings, such change shall constitute a “Tenant Delay” (as defined in Section 5.2 below), unless such change is required because the Final Working Drawings were not a logical extension of the Final Space Plan. The parties hereby acknowledge that Tenant shall approve the “Power, Signal, AV Plan” prepared by the Architect for the New Premises by June 25, 2013, and to the extent Tenant fails to approve such Power, Signal, AV Plan by June 25, 2013, then such failure shall constitute a Tenant Delay.

EXHIBIT B

3.4 Permits. The Final Working Drawings shall be approved by Landlord and Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Landlord shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, and to the extent Tenant requests such a change, modification or alteration in the Approved Working Drawings, such request for a change, modification or alteration shall constitute a Tenant Delay.

3.5 Cooperation by Tenant. Tenant shall use reasonable efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of this Second Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. Tenant shall respond to Landlord’s requests for information and/or approvals within three (3) business days following request by Landlord (unless another period of time is expressly stated herein for such response by Tenant).

3.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, either party may transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to the other party’s representative identified in Section 6.2 or 6.3, as the case may be, of this Work Letter, or by any of the other means identified in the Lease for delivery of notices.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. Landlord shall retain Principal Builders (“Contractor”) to construct the Improvements. The Improvements will be constructed in compliance with all Applicable Laws. All Base Building elements serving the New Premises shall be in compliance with the Lease upon the New Premises Commencement Date.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

EXHIBIT B

4.3 Construction of Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. If the Cost Proposal is greater than the amount of the Improvement Allowance plus the Additional Allowance Amount, if applicable (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements) (such difference being referred to as the “Over-Allowance Amount”), then Tenant shall be responsible for payment of the entire Over-Allowance Amount. Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with cash in an amount equal to fifty percent (50%) of the Over-Allowance Amount, and such portion of the Over-Allowance amount shall be held by Landlord and disbursed by Landlord on a pro-rata basis along with any of the then remaining portion of the Improvement Allowance plus the Additional Allowance Amount, if applicable, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In addition, Tenant shall pay to Landlord, within five (5) business days after receipt of any invoice therefor, a fraction of each amount requested by the Contractor or otherwise to be disbursed under this Work Letter, which fraction shall be equal to that portion of the Over-Allowance Amount not previously deposited with Landlord as provided hereinabove divided by the amount of the Cost Proposal (each such payment hereunder being referred to as an “Over-Allowance Payment”), and Tenant’s failure to make any payment of the Over-Allowance Amount (including any Over-Allowance Payment) as and when required hereunder shall constitute a default by Tenant under this Work Letter. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be added to the Over-Allowance Amount, and 50% of the amount of such costs shall be paid to Landlord in cash and held by Landlord as provided hereinabove, and the remainder of such costs shall be payable by Tenant in Over-Allowance Payments as provided for hereinabove. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus five percent (5%) of such direct costs for Landlord’s servicing and overhead. In the event that Tenant fails to pay any portion of the Over-Allowance Amount as provided in this Section 4.3.1, then Landlord may, at its option, cease work in the New Premises until such time as Landlord receives payment of such portion of the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) multiplied by (ii) the Improvement Allowance and the Additional Allowance, if applicable.

EXHIBIT B

4.3.3 Contractor’s Warranties and Guaranties. The Contractor shall guaranty, on commercially reasonable terms, that the Improvements shall be free from defects in workmanship and materials for a period of not less than one (1) year from the date of the substantial completion of the Improvements. Accordingly, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to, or arising out of construction of, the Improvements; provided that, Landlord shall correct or cause the Contractor to correct any defects in workmanship or materials with respect to the Improvements, which defects are brought to Landlord’s attention in writing on or before the date that is eleven (I 1) months after the substantial completion of the Improvements; provided further that, despite the assignment of such warranties and guaranties to Tenant, Landlord shall nevertheless retain its rights under its contract with the Contractor to the extent necessary to enforce any warranty or guaranty thereunder in connection with Landlord’s performance of its obligations as set forth in the immediately preceding clause. Subject to Landlord’s obligation to correct defects as set forth above, and except to the extent such claims arise from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements.

4.3.4 Completion of Construction. The Improvement Allowance Items shall include, without limitation, any reasonable costs incurred by Landlord (a) to cause Contractor and Architect to record a Notice of Completion in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and (b) to cause Architect to prepare and deliver to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Improvements.

SECTION 5

COMPLETION OF THE IMPROVEMENTS;

NEW PREMISES COMMENCEMENT DATE

5.1 Ready for Occupancy. The New Premises shall be deemed “Ready for Occupancy” upon the “Substantial Completion” of the Improvements, and Landlord’s receipt of a certificate of occupancy, a temporary certificate of occupancy or its equivalent for the Premises. For purposes of this Second Amendment, “Substantial Completion” of the Improvements shall occur upon the completion of construction of the Improvements in the New Premises pursuant to the Approved Working Drawings, with the exception of any punch list items, and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

EXHIBIT B

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the New Premises Commencement Date shall occur as set forth in Section 2.1 of this Second Amendment and Section 5.1 of this Work Letter. If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the New Premises Commencement Date, as set forth in Section 2.1 of this Second Amendment, as a direct, indirect, partial, or total result of (each, a “Tenant Delay”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, or to perform any obligations of Tenant;

5.2.2 A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Improvements;

5.2.4 Any failure by Tenant to pay for items identified in this Work Letter; or

5.2.5 Any other acts or omissions of Tenant, or its agents, or employees.

then, notwithstanding anything to the contrary set forth in this Second Amendment or this Work Letter and regardless of the actual date of the New Premises Commencement Date, the New Premises Commencement Date shall be deemed to be the date the Substantial Completion of the Improvements would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Intentionally Omitted.

6.2 Tenant’s Representative. Tenant has designated Jason Heine as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is jheine@appdynamics.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Rich Ambidge and Eddie Perez as “Project Managers” (whose e-mail addresses for the purposes of this Work Letter are, respectively, rambidge@kilroyrealty.com and eperez@kilroyrealty.com and phone number are, respectively, (415) 778-5679 and (415) 778-5672), who shall each be responsible for the implementation of all Improvements to be performed by Landlord in the New Premises. With regard to all matters involving such Improvements, Tenant shall communicate with the Project Managers rather than with the Contractor. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor. It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord’s agent and has no authority whatsoever to enter into agreements on Landlord’s behalf or otherwise bind Landlord. The Project Managers will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord’s approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.

EXHIBIT B

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant, if any, shall all be union labor in compliance with the then existing master labor agreements.

6.5 Time of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, if any default by Tenant under the Lease, as amended, or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease, as amended, and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

APPROVED FINAL SPACE PLAN

8TH FLOOR SPACE PLAN - NORTH TOWER

AppDynamics 303 Second Street, San Francisco, CA

Q:\Appdynamics\SD\SP-Base_8-13-06-06.dwg

Revised June 8, 2015

SCHEDULE 1 TO

EXHIBIT B

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (this “Third Amendment”) is made and entered into as of the 10th day of October 2013, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated May 20, 2011 (the “Office Lease”), as amended by that certain First Amendment to Office Lease dated as of October 2, 2012 (the “First Amendment”), and that certain Second Amendment to Office Lease dated as of June 17, 2013 (the “Second Amendment”) (the Office Lease, as amended by the First Amendment and Second Amendment is collectively referred to herein as the “Lease”). Pursuant to the terms and conditions of the Office Lease, as amended by the First Amendment, Landlord currently leases to Tenant and Tenant currently leases from Landlord the Existing Premises (as defined in Recital A of the Second Amendment). Pursuant to the terms and conditions of the Second Amendment, Tenant is expanding by relocating from the Existing Premises into the New Premises (as defined in Recital B of the Second Amendment).

B. Pursuant to Section 2.3 of the Work Letter attached to the Second Amendment (the “Second Amendment Work Letter”), in connection with the costs relating to the initial design and construction of the Improvements for the New Premises, Tenant is entitled to an Additional Allowance in amount not to exceed Ten and 00/100 Dollars ($10.00) per rentable square of the New Premises. Tenant has delivered to Landlord the Additional Allowance Notice, whereby Tenant has elected to use the entire Additional Allowance Amount in the amount of Four Hundred Seventeen Thousand One Hundred Eighty and 00/100 Dollars ($417,180.00). Accordingly, pursuant to Section 2.3 of the Second Amendment Work Letter, Landlord and Tenant desire (i) to confirm the amount of the Additional Monthly Base Rent with respect to the New Premises, and (ii) to make other modifications to the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2. Tenant Work Letter. Landlord and Tenant hereby acknowledge that the Additional Allowance amount of Four Hundred Seventeen Thousand One Hundred Eighty and 00/100 Dollars ($417,180.00) shall be added to the Improvement Allowance as defined in Section 2.2 of the Second Amendment Work Letter. Accordingly, the Improvement Allowance (as originally defined in

Section 2.2 of the Second Amendment Work Letter) shall hereafter be equal to the sum of Three Million One Hundred Thousand Twenty-Eight Thousand Eight Hundred Fifty and 00/100 Dollars ($3,128,850.00) (i.e., $75.00 per rentable square foot of the New Premises) and Tenant shall have no further rights to increase the Improvement Allowance pursuant to Section 2.3 of the Second Amendment Work Letter.

3. Base Rent.

3.1. New Premises Base Rent on account of the Additional Monthly Base Rent Prior to July 1, 2015. Notwithstanding anything to the contrary contained in the Lease, and in addition to the amounts payable by Tenant pursuant to Section 4.2 of the Second Amendment, commencing on the New Premises Commencement Date and continuing through and including June 30, 2015, Tenant shall pay to Landlord monthly installments of Base Rent on account of the Additional Monthly Base Rent as follows:

Period	Annualized Base Rent*	Monthly Installment of Base Rent*
New Premises	$79,287.24	$6,607.27
Commencement Date — June 30, 2015

*	In accordance with Section 2.3 of the Second Amendment Work Letter, the Base Rent on account of the Additional Monthly Base Rent shall not be subject to Abatement pursuant to the terms of Section 4.4 of the Second Amendment.

3.2. New Premises Base Rent Commencing July 1, 2015 and continuing through the New Premises Term Expiration Date. Landlord and Tenant hereby acknowledge and agree that Section 4.3 of the Second Amendment is deleted and replaced with the following:

“4.3 Base Rent for the Entire New Premises Commencing July 1, 2015 and continuing through the New Premises Term Expiration Date. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, commencing on July 1, 2015 and continuing through the New Premises Term Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the entire New Premises (i.e., Suite 850, Suite 820, and Suite 801) as follows:

Period	Annualized Base Rent*	Monthly Installment of Base Rent*	Approximate Annual Rental Rate per Rentable Square Foot
July 1, 2015 - June 30, 2016	$2,399,672.40	$199,970.20	$57.52
July 1, 2016 - June 30, 2017	$2,469,253.08	$205,771.09	$59.19
July 1, 2017 - June 30, 2018	$2,540,952.00	$211,746.00	$60.91
July 1, 2018 - June 30, 2019	$2,614,801.92	$217,900.16	$62.68
July 1, 2019 - June 30, 2020	$2,690,867.40	$224,238.95	$64.50
July 1, 2020 - New Premises Term Expiration Date	$2,769,214.80	$230,767.90	$66.38

*	Commencing July 1, 2015, the Annualized Base Rent (and monthly installment of Base Rent) was calculated by (i) multiplying the original Annual Rental Rate per Rentable Square Foot set forth in the Second Amendment (i.e., $55.62) by the number of rentable square feet in the New Premises (the “Original Annualized Base Rent” for this first period) and then adding $79,287.24 on account of the annualized amount of Additional Monthly Base Rent. In all subsequent periods during the New Premises Term, the calculation of Annualized Base Rent (and monthly installment of Base Rent) reflects an annual increase of three percent (3%) to the Original Annualized Base Rent, and the addition of $79,287.24 on account of the annualized amount of the Additional Monthly Base Rent (which additional amount is not subject to an annual increase).

4. Letter of Credit. Landlord and Tenant acknowledge that Landlord is currently holding a letter of credit (Irrevocable Documentary Credit No. SDCMTN563814) dated July 25, 2011, as amended by that certain Amendment dated August 15, 2013 (collectively, the “Second Amendment Existing L-C”), issued by HSBC Bank in the current amount of One Million Six Hundred Sixteen Thousand and 00/100 Dollars ($1,616,000.00) (the “Second Amendment Existing L-C Amount”). Landlord and Tenant agree that Tenant shall deliver to Landlord, within seven (7) business days after Tenant’s execution of this Third Amendment, an unconditional, clean, irrevocable letter of credit (the “Third Amendment New L-C”) in the amount set forth in Section 4.1 below (the “Third Amendment New L-C Amount”). Until the L-C is delivered, Landlord shall continue to hold the Second Amendment Existing L-C, and Tenant’s failure to timely deliver the Third Amendment New L-C (in the form of either a new letter of credit or an amendment to the Second Amendment Existing L-C) shall constitute a breach by Tenant under the Lease, as amended. As of the earlier of the date on which Tenant delivers the Third Amendment New L-C to Landlord or the date that is seven (7) business days after Tenant’s execution of this Third Amendment, all reference in this Third Amendment or in the Lease, as amended, to the “L-C” or the “L-C Amount” shall be deemed to refer to the Third Amendment New L-C or the Third Amendment New L-C Amount, as the case may be.

4.1. L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1 of the Office Lease, Section 8 of the Summary of Basic Lease Information, and Section 10.1 of the Second Amendment are hereby deleted and replaced with “One Million Seven Hundred Eighty-Two Thousand Eight Hundred Seventy-Two and 00/100 Dollars ($1,782,872.00).”

4.2. Reduction of L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1.1, as previously amended pursuant to Section 10.2 of the Second Amendment, is hereby deleted and replaced with the following:

“21.3.1.1 Subject to the terms hereof, from time to time during New Premises Term, but in no event earlier than the second (2”) anniversary of the New Premises Commencement Date, and provided that (i) Tenant has not previously been in default under the Lease and is not then in default under the Lease, and (ii) Tenant delivers to Landlord a written “L-C Reduction Request” containing sufficient evidence satisfactory to Landlord (which may include, without limitation, unaudited financial statements for each calendar quarter certified by Tenant’s Chief Financial Officer and audited financial statements for each applicable fiscal year) that Tenant has been “Profitable” (as defined below) during the six (6) consecutive calendar quarters immediately preceding the date (each such date being referred to herein as a “L-C Reduction Request Date”) that Landlord receives an L-C Reduction Request the L-C Amount shall be reduced by Two Hundred Eighty-Nine Thousand Three Hundred Sixty-Four and 71/100 Dollars ($289,364.71); provided, however, in no event shall (A) Tenant make a L¬C Reduction Request than one (1) time in any given twelve (12) month period, (B) the L-C be reduced more than one (1) time in any twelve (12) month period, and (C) the L-C Amount be less than an amount equal to the sum of Five Hundred Seventy-Eight Thousand Seven Hundred Seventy-One and 15/100 Dollars ($578,771.15). For the purposes of this Section, Tenant shall be deemed to have been “Profitable” during any given calendar quarter so long as (1) Tenant’s earnings before deducting interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles, consistently applied, exceeds the sum of Two Million and 00/100 Dollars ($2,000,000.00); and (2) Tenant’s “Net Worth” (as defined below) exceeds Fifty Million and 00/100 Dollars ($50,000,000.00). For the Purposes of this Section, Tenant’s “Net Worth” shall be defined, as determined in accordance with generally accepted accounting principles, consistently applied, as Tenant’s total tangible assets less Tenant’s total liabilities excluding deferred revenue so long as no less than ninety-five percent (95%) of such deferred revenue represents cash received and accounts receivables that are to be collected in the ordinary course of business, in each case relating to subscription services. Within ten (10) business days after Landlord’s receipt of an L-C Reduction Request, Landlord shall deliver notice (the “Landlord Reduction Request Response”) to Tenant stating that (A) Landlord is approving the L-C Reduction Request, or (B) Landlord is rejecting the L-C Reduction Request. If Landlord does not affirmatively accept or reject the L-C Reduction Request within ten (10) business days after receipt of the L-C Reduction Request then Tenant shall deliver an additional L-C Reduction Request (the “Additional L-C Reduction Request”), and if Landlord fails to affirmatively accept or reject the L-C Reduction Request within five (5) business days after Landlord’s receipt of the Additional L-C Reduction Request, then Landlord’s failure to respond to either the L-C Reduction Request and the Additional L-C Reduction Request shall be deemed Landlord’s approval the L-C Reduction Request and the L-C shall be reduced by the sum of Two Hundred Eighty-Nine Thousand Three Hundred Sixty-Four and 71/100 Dollars ($289,364.71).”

5. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall apply with respect to the New Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.

[SIGNATURES TO APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”

KILROY REALTY 303, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member

	By:	Kilroy Realty Corporation,
a Maryland corporation, General Partner

		By:	/s/ Richard Buziak
		Name:	Richard Buziak
		Its:	Senior Vice President, Asset Management

		By:	/s/ David Weinstein
		Name:	David Weinstein
		Its:	Vice President, Asset Management

“TENANT”

APPDYNAMICS, INC.,
a Delaware corporation

By:	/s/ Jyoti Bansal
Name:	Jyoti Bansal
Its:	CEO

By:	/s/ Dan Wright
Name:	Dan Wright
Its:	Director of Legal and Assistant Secretary

FOURTH AMENDMENT TO OFFICE LEASE

This FOURTH AMENDMENT TO OFFICE LEASE (“Fourth Amendment”) is made and entered into as of the 9th day of October, 2014, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated as of May 20, 2011 (the “Original Lease”), as amended by (i) that certain First Amendment to Office Lease dated as of October 2, 2012 (the “First Amendment”), (ii) that certain Second Amendment to Office Lease dated as of June 17, 2013 (the “Second Amendment”), (iii) that certain Third Amendment to Office Lease dated as of October 10, 2013 (the “Third Amendment”), and (iv) that certain New Premises Letter of Commencement dated as of January 14, 2014 (the “Letter of Commencement”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Letter of Commencement, is referred to collectively herein as the “Lease.” Pursuant to the Lease, Landlord leases to Tenant, and Tenant leases from Landlord, that certain space consisting of 41,718 rentable square feet of space (the “New Premises”) located on the eighth (8th) floor of the North Tower of that certain building located at 303 Second Street, San Francisco, California (the “Building”), as more particularly described in Recital B of the Second Amendment and depicted on Exhibit A of the Second Amendment.

B. Landlord and Tenant desire (i) to expand the New Premises to include that certain space containing 41,831 rentable square feet of space (“Suite 700”), as delineated on Exhibit A attached hereto and made a part hereof, and comprising the entirety of the seventh (7th) floor of the Building, (ii) to extend the “Expansion Term,” as that term is defined in the First Amendment, and (iii) to otherwise amend the Lease on the terms and conditions set forth in this Fourth Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Each capitalized term when used herein shall have the same meaning as is given such term in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2. Premises.

2.1 Modification of New Premises. Effective as of the date (the “Suite 700 Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in Suite 700 and (ii) the date upon which Suite 700 is “Ready for Occupancy,” as that term is set forth in the Suite 700 Work Letter attached hereto as Exhibit B (the “Suite 700 Work Letter”), Tenant shall lease from Landlord and Landlord shall lease to Tenant Suite 700, which Suite 700 Commencement Date is anticipated to be June 1, 2015. Consequently, effective upon the Suite 700 Commencement Date, the New Premises shall be increased to include Suite 700, and all references in the Lease and this Fourth Amendment to the “Premises” thereafter shall be deemed to refer to the New Premises and Suite 700, unless the context clearly requires otherwise. Tenant hereby acknowledges that Suite 700 is currently leased to a third party pursuant to an existing lease between Landlord and such third party. Except as expressly provided in this Section 2.1 below, if Landlord is unable for any reason to deliver possession of Suite 700 to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of the Lease or the obligations of Tenant hereunder. Landlord and Tenant hereby acknowledge that the addition of Suite 700 to the New Premises shall, effective as of the Suite 700 Commencement Date, increase the size of the Premises to 83,549 rentable square feet. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises shall be as set forth in this Section 2.1 and shall not be subject to remeasurement or modification. If Suite 700 is not Ready for Occupancy on or before December 1, 2015, as such date shall be extended on a day for day basis for any “Tenant Delay” (as that term is defined in Section 5.2 of the Suite 700 Work Letter) or delays due to Force Majeure (such date, as so extended, shall be referred to as the “Outside Date”), then Tenant shall be entitled to a day for day abatement of the Base Rent first coming due for Suite 700, which abatement shall be for a number of days equal to the number of days in the period that commences on the day immediately following the Outside Date and ends on the date that Suite 700 is Ready for Occupancy, less any days of Tenant Delays or delays due to Force Majeure which occur during the period following the Outside Date through the date that Suite 700 is Ready for Occupancy.

2.2 Condition of Suite 700. Except as specifically set forth herein and in the Suite 700 Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of Suite 700, and Tenant shall accept Suite 700 in its presently existing, “as-is” condition.

3. Lease Term.

3.1 Modified Term. Landlord and Tenant acknowledge that Tenant’s lease of the New Premises is scheduled to expire on May 31, 2021, pursuant to the terms of the Lease, as amended. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the New Premises is hereby extended and shall expire coterminously with the term of Tenant’s lease of Suite 700 on the last day of the calendar month in which the seventh (7th) yearly anniversary of the Suite 700 Commencement Date occurs (the “Extended Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended; provided, however, in the event the Suite 700 Commencement Date occurs on the first day of a calendar month, then the Extended Expiration Date shall be the day immediately preceding the seventh (7th) yearly anniversary of the Suite 700 Commencement Date. The period of time commencing on the Suite 700 Commencement Date and terminating on the Extended Expiration Date shall be referred to herein as the “Modified Term.” As of the date of this Fourth Amendment, any reference to the “Lease Term” in the Lease, as hereby amended, shall be deemed to include the period defined herein as the Modified Term. At any time during the Modified Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C of the Original Lease, as confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

3.2 Option Term. Original Tenant shall have one (1) option to extend the Modified Term pursuant to Section 2.2 of the Original Lease; provided, however, Landlord and Tenant hereby acknowledge and agree that, effective as of the Suite 700 Commencement Date, the following shall apply:

(a) all references to “this Lease” in Section 2.2 of the Original Lease shall be deemed to be references to “the Lease, as amended”;

(b) all references to the “Premises” in Section 2.2 of the Original Lease shall be deemed to be references to both the New Premises and Suite 700; and

(c) except as set forth in this Section 3.2, Tenant shall not have any option to extend the Modified Term; consequently, Section 9 of the Second Amendment shall be null and void and is hereby deleted in its entirety.

4. Base Rent.

4.1 New Premises. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to May 31, 2021, Tenant shall continue to pay Base Rent for the New Premises in accordance with the terms of Section 3 of the Third Amendment. Commencing on June 1, 2021, and continuing thereafter throughout the Modified Term, Tenant shall pay to Landlord monthly installments of Base Rent for the New Premises as follows:

Period During Modified Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Annual Rental Rate per Rentable Square Foot
June 1, 2021 – Extended Expiration Date	$3,237,875.80	$269,822.98	$77.61	*

*	The amount identified in the column entitled “Approximate Annual Rental Rate per Rentable Square Foot” is a rounded amount and is provided for informational purposes only.

4.2 Suite 700. Commencing on the Suite 700 Commencement Date and continuing thereafter throughout the Modified Term, Tenant shall pay to Landlord monthly installments of Base Rent for Suite 700 as follows:

Period During Modified Term***	Annual Base Rent*	Monthly Installment of Base Rent*	Approximate Annual Rental Rate per Rentable Square Foot*
Suite 700 Commencement Date – the last day of the full calendar month that is Lease Month 12	$2,719,015.00	$226,584.58	$65.00
The first (1st) day of the full calendar month that is Lease Month 13 – the last day of the full calendar month that is Lease Month 24	$2,800,585.45	$233,382.12	$66.95	**
The first (1st) day of the full calendar month that is Lease Month 25 – the last day of the full calendar month that is Lease Month 36	$2,884,603.01	$240,383.58	$68.96	**
The first (1st) day of the full calendar month that is Lease Month 37 – the last day of the full calendar month that is Lease Month 48	$2,971,141.10	$247,595.09	$71.03	**
The first (1st) day of the full calendar month that is Lease Month 49 – the last day of the full calendar month that is Lease Month 60	$3,060,275.33	$255,022.94	$73.16	**
The first (1st) day of the full calendar month that is Lease Month 61 – the last day of the full calendar month that is Lease Month 72	$3,152,083.59	$262,673.63	$75.35	**
The first (1st) day of the full calendar month that is Lease Month 73 – Extended Expiration Date	$3,246,646.10	$270,553.84	$77.61	**

*	The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Suite 700, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Installment of Base Rent amount by twelve (12) does not always equal the Annual Base Rent amount. In all subsequent Base Rent payment periods during the Modified Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).
**	The amounts identified in the column entitled “Approximate Annual Rental Rate per Rentable Square Foot” are rounded amounts and are provided for informational purposes only.
***	For purposes of this Fourth Amendment, the term “Lease Month” shall mean each succeeding calendar month during the Modified Term; provided that the first Lease Month shall commence on the Suite 700 Commencement Date and shall end on the last day of the first (1st) full calendar month of the Modified Term and that the last Lease Month shall expire on the Extended Expiration Date.

Upon execution and delivery to Landlord of this Fourth Amendment by Tenant, Tenant shall pay to Landlord the Base Rent payable for Suite 700 for the first (1st) full month of the Modified Term.

5. Additional Rent.

5.1 New Premises. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the New Premises in accordance with the terms of the Lease, as amended hereby, provided that with respect to the calculation of Tenant’s Share of Direct Expenses for the New Premises, commencing as of June 1, 2021 and continuing thereafter throughout the remainder of the Modified Term, the Base Year shall be the calendar year 2015.

5.2 Suite 700. Except as specifically set forth in this Section 5.2, commencing on the Suite 700 Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with Suite 700 in accordance with the terms of Article 4 of the Original Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses for Suite 700, (i) Tenant’s Share shall equal 5.7148%, and (ii) the Base Year shall be the calendar year 2015.

6. Parking. During the Modified Term, Tenant shall be entitled to one (1) unreserved parking pass for every two thousand (2,000) rentable square feet of the Premises (i.e., the New Premises and Suite 700), in accordance with the terms and conditions of Section 9 of the Summary to the Original Lease and Article 28 of the Original Lease.

7. Letter of Credit. Landlord and Tenant acknowledge that Landlord is currently holding that certain letter of credit (Irrevocable Documentary Credit No. SDCMTN563814) dated July 25, 2011, issued by HSBC Bank, as amended by (i) that certain Amendment dated August 15, 2013, and (ii) that certain Amendment dated January 14, 2014 (collectively, the “Third Amendment Existing L-C”), in the current amount of One Million Seven Hundred Eighty-Two Thousand Eight Hundred Seventy-Two and 00/100 Dollars ($1,782,872.00) (the “Third Amendment Existing L-C Amount”). Landlord and Tenant agree that Tenant shall deliver to Landlord, within ten (10) business days after Tenant’s execution of this Fourth Amendment, an additional letter of credit issued by Silicon Valley Bank (the “Fourth Amendment Additional L-C”) in an amount equal to the Fourth Amendment New L-C Amount (as defined in Section 7.1 below) less the Third Amendment Existing L-C Amount.Landlord shall continue to hold the Third Amendment Existing L-C, and Tenant’s failure to timely deliver the Fourth Amendment Additional L-C shall constitute a breach by Tenant under the Lease, as amended.As of the earlier of the date on which Tenant delivers the Fourth Amendment Additional L-C to Landlord or the date that is ten (10) business days after Tenant’s execution of this Fourth Amendment, all references in this Fourth Amendment or in the Lease, as hereby amended, to the “L-C” shall be deemed to refer, individually or collectively, as the context may require, to the Third Amendment Existing L-C and the Fourth Amendment Additional L-C (provided that each L-C shall satisfy all of the requirements imposed upon the L-C by the terms of the Lease, as hereby amended, except that the amount of each L-C shall be as set forth in this Section 7), and all references in this Fourth Amendment or in the Lease, as hereby amended, to the “L-C Amount” shall be deemed to refer to the Fourth Amendment New L-C Amount. Landlord and Tenant hereby acknowledge and agree that with respect to any reduction of the L-C Amount pursuant to an L-C Reduction Request (as defined in Section 7.2 below), such reduction shall apply to the Third Amendment Existing L-C and/or the Fourth Amendment Additional L-C as determined by Tenant in its sole discretion such that any reduction reduces the total Fourth Amendment New L-C Amount in the aggregate.

7.1 Increase in L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1 of the Office Lease and Section 8 of the Summary of Basic Lease Information, as previously amended by Section 10.1 of the Second Amendment and Section 4.1 of the Third Amendment, are hereby deleted and replaced with “Two Million Nine Hundred Thousand and 00/100 Dollars ($2,900,000.00) (the “Fourth Amendment New L-C Amount”).

7.2 Reduction of L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.3.1.1, as previously amended pursuant to Section 10.2 of the Second Amendment and Section 4.2 of the Third Amendment, is hereby deleted and replaced with the following:

“21.3.1.1 Reduction of L-C Amount.

(a) Due to Profitability. Subject to the terms hereof, from time to time during the Modified Term, but in no event earlier than the first (1st) anniversary of the Suite 700 Commencement Date, and provided that (i) Tenant has not previously been in default under the Lease and is not then in default under the Lease, and (ii) Tenant delivers to Landlord a written request to reduce the L-C Amount (each such request being referred to herein as an “L-C Profitability Reduction Request”) and accompanying audited financial statements for Tenant’s most recent full fiscal year (i.e., ending as of January 31st) immediately prior to the date of such L-C Profitability Reduction Request (the “Audited Financial Statements”) and unaudited financial statements certified by Tenant’s Chief Financial Officer for any additional fiscal quarters since the date of the Audited Financial Statements, including an unaudited profit or loss statement, statement of cash flows and balance sheet, each as of the end of such fiscal quarter and prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, in each case demonstrating that Tenant has been “Profitable” (as defined in Section 21.3.1.1(d) below) during four (4) of the five (5) consecutive calendar quarters immediately preceding the L-C Profitability Reduction Request, then the L-C Amount shall be reduced by Four Hundred Sixteen Thousand Dollars ($416,000.00); provided, however, with respect to any such request described in this Section 21.3.1.1(a), in no event shall (A) Tenant make such L-C Profitability Reduction Request more than one (1) time in any given twelve (12) month period, (B) the L-C be reduced more than one (1) time in any nine (9) month period (including any reduction pursuant to Section 21.3.1.1(b) below), and/or (C) the L-C Amount be less than an amount equal to the sum of Eight Hundred Twenty Thousand Dollars ($820,000.00).

(b) Due to Market Capitalization Following Initial Public Offering. In addition to the rights described in Section 21.3.1.1(a) above, from time to time during the Modified Term, subject to the terms hereof, and provided that (i) Tenant has not previously been in default under the Lease and is not then in default under the Lease, and (ii) Tenant delivers to Landlord a written request to reduce the L-C Amount (each such request being referred to herein as an “L-C Market Cap Reduction Request”), and in the event that (A) Tenant has completed an initial public offering (the “Initial Public Offering”) of Tenant’s stock on a national exchange and (B) Tenant’s average equity market capitalization is greater than $1,000,000,000.00, as calculated using the average daily closing prices of Tenant’s stock during the nine (9) months immediately preceding the date upon which Landlord receives the applicable L-C Market Cap Reduction Request, then the L-C Amount shall be reduced by One Million Forty Thousand Dollars ($1,040,000.00); provided, however, with respect to any such request described in this Section 21.3.1.1(b), in no event shall (a) Tenant make any such L-C Market Cap Reduction Request more than one (1) time in any given nine (9) month period, (b) the L-C be reduced more than one (1) time in any nine (9) month period (including any reduction pursuant to Section 21.3.1.1(a) above), and/or (c) the L-C Amount be less than an amount equal to the sum of Eight Hundred Twenty Thousand Dollars ($820,000.00).

(c) Within ten (10) business days after Landlord’s receipt of an L-C Profitability Reduction Request or an L-C Market Cap Reduction Request (each referred to herein as an “L-C Reduction Request”), Landlord shall deliver notice (the “Landlord Reduction Request Response”) to Tenant stating that (i) Landlord is approving the L-C Reduction Request, or (ii) Landlord is rejecting the L-C Reduction Request. If Landlord does not affirmatively accept or reject the L-C Reduction Request within ten (10) business days after receipt of the L-C Reduction Request then Tenant shall deliver an additional L-C Reduction Request (the “Additional L-C Reduction Request”), and if Landlord fails to affirmatively accept or reject the L-C Reduction Request within five (5) business days after Landlord’s receipt of the Additional L-C Reduction Request, then Landlord’s failure to respond to either the L-C Reduction Request and the Additional L-C Reduction Request shall be deemed Landlord’s approval of the L-C Reduction Request, and the L-C Amount shall be reduced by the sum of Four Hundred Sixteen Thousand Dollars ($416,000.00) or One Million Forty Thousand Dollars ($1,040,000.00), as applicable, but never below an amount equal to the sum of Eight Hundred Twenty Thousand Dollars ($820,000.00), in which event Tenant shall deliver to Landlord appropriate amendments to the L-C effectuating such reduction.

(d) For the purposes of this Section 21.3.1.1, Tenant shall be deemed to have been “Profitable” during any given fiscal quarter so long as (i) Tenant’s earnings before deducting interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles, consistently applied, exceeds the sum of Two Million and 00/100 Dollars ($2,000,000.00); and (ii) Tenant’s “Net Worth” (as defined below) exceeds Fifty Million and 00/100 Dollars ($50,000,000.00). For the Purposes of this Section 21.3.1.1, Tenant’s “Net Worth” shall be defined, as determined in accordance with generally accepted accounting principles, consistently applied, as Tenant’s total tangible assets less Tenant’s total liabilities excluding deferred revenue so long as no less than ninety-five percent (95%) of such deferred revenue represents cash received and accounts receivables that are to be collected in the ordinary course of business, in each case relating to subscription services.”

8. Right of First Offer. Tenant shall continue to have the one-time right or first offer pursuant to Section 8 of the Second Amendment; provided, however, Landlord and Tenant hereby acknowledge and agree that, effective as of the Suite 700 Commencement Date, the following shall apply:

8.1 all references to the “First Offer Space” in Section 8 of the Second Amendment shall be deemed to be references to rentable space that becomes available for lease on the sixth (6th) floor of the North Tower of the Building;

8.2 all references to the “Premises” in Section 8 of the Second Amendment shall be deemed to be references to both the New Premises and Suite 700; and

8.3 the following portion of lines 6 through 8 of Section 8 of the Second Amendment shall be deleted in its entirety: “and with respect to Suite 520, after the expiration or earlier termination of the first lease entered into by Landlord with a third party tenant after the date hereof”.

9. License to Use Deck Area.

9.1 License. Subject to the terms and conditions contained in this Section 9, commencing as of the Suite 700 Commencement Date and continuing thereafter through the Extended Expiration Date, Tenant shall have a license for: (i) the right to use, on an exclusive basis, that certain deck area comprised of three (3) private decks located adjacent to and accessible from Suite 700 (the “Exclusive Deck Area”); and (ii) the right to use, on a nonexclusive basis in common with the occupant (the “Adjacent Tenant”) of that certain suite located within the Building adjacent to Suite 700 (the “Adjacent Premises”), that certain deck area located adjacent to and accessible from Suite 700 (the “Non-Exclusive Deck Area”) (collectively, the “Deck Area”), as more particularly shown on Exhibit A attached hereto. The Deck Area shall not be included in the floor area of the Premises for purposes of the Lease. Tenant shall accept the Deck Area in its “as-is” condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Deck Area. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Deck Area or the compliance of the Deck Area with any applicable laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated. Tenant shall have no right to alter, change or make improvements to the Deck Area without Landlord’s prior written approval.

9.2 Use of Deck Area. Tenant shall not affix any permanent fixtures or improvements to the Deck Area without Landlord’s prior written approval. Tenant shall keep the Deck Area clean of all trash and debris arising from Tenant’s use of the Deck Area and shall also keep the surrounding areas clean of debris and trash arising from Tenant’s use of the Deck Area. Tenant shall perform cleaning at least once each week, and at other times as is reasonably appropriate. Tenant shall not be permitted to display any graphics, signs or insignias or the like in the Deck Area. Landlord shall have the right to make any improvements to the Deck Area or display any graphics, plants or other items from the Deck Area which it desires in its sole discretion in connection with overall Building or Project graphics or improvements, provided that Tenant’s prior approval, which shall not be unreasonably withheld, shall be required for (i) any improvements to the Exclusive Deck Area, and (ii) any improvements to the Non-Exclusive Deck Area which adversely affect Tenant’s use of such Non-Exclusive Deck Area. Notwithstanding the foregoing, Tenant’s prior approval shall not be required for any improvements to the Deck Area included as a component of Landlord’s general renovation, construction, alteration or improvement of other portions of the Building or Project in addition to such improvements to the Deck Area, provided that Landlord shall give Tenant prior written notice of any such renovation, construction, alteration or improvement affecting the Deck Area. No smoking shall be permitted in the Deck Area. Tenant’s use of the Deck Area shall be subject to such additional rules, regulations and restrictions as Landlord may make from time to time concerning the Deck Area. Except as expressly set forth in this Section 9, all of the TCCs, limitations and restrictions contained in the Lease pertaining to the Premises and Tenant’s use thereof shall apply equally to Tenant’s use of the Deck Area, including, without limitation, Tenant’s indemnity of Landlord set forth in Section 10.1 of the Original Lease, Tenant’s insurance obligations set forth in Article 10.3 of the Original Lease and Tenant’s obligations to comply with law set forth in Article 24 of the Original Lease; provided, however, the Deck Area shall not be deemed to be a part of the Premises for purposes of any abatement or termination rights under Articles 11 and 13 of the Original Lease. The license to use the Deck Area granted to Tenant hereby shall be revocable by Landlord for cause upon written notice to Tenant, and Landlord thereafter shall have the right to prevent Tenant’s access thereto. As used in this Section 9, “cause” shall include, without limitation, any of the following: (i) Landlord’s good faith determination that the license granted hereby and/or the use of the Deck Area creates a hazard or threatens the safety and/or security of persons or property or endangers or otherwise interferes with the use and occupancy of the Building or Project by Landlord, its employees, agents or contractors or other tenants or occupants of the Building or the Project, or constitutes a nuisance, provided that Tenant shall be given prior notice and a reasonable cure period within which to remedy any such situation before Tenant’s license to use the Deck Area is revoked; (ii) the license granted hereby constitutes a violation of or otherwise conflicts with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, or results in increased rates of insurance for the Building or Project; (iii) Tenant abandons or vacates all or a substantial portion of the Premises; (iv) the Lease is terminated for any reason; or (v) Tenant fails to comply with any of the TCCs, limitations or restrictions contained in this Section 9 or elsewhere in the Lease which apply to the Deck Area or Tenant’s use thereof. Upon the occurrence of the causes set forth in subsections (iii) and (v) of the immediately preceding sentence, Landlord shall provide Tenant notice of such cause and three (3) days thereafter within which to cure such cause, as required by Landlord in its sole discretion, before revoking Tenant’s license to use the Deck Area.

9.3 Non-Exclusive Deck Part of Common Areas. Tenant acknowledges that the Non-Exclusive Deck, which is accessible from both Suite 700 and the Adjacent Premises, constitutes part of the Common Areas under the Lease. Tenant acknowledges and agrees that Tenant is responsible for securing access to Suite 700 from the Non-Exclusive Deck Area.

10. Exterior Building Signage.

10.1 Exterior Building Signage. Subject to this Section 10, Tenant shall be entitled to install, on or before the last day of Lease Month thirty-six (36) of the Modified Term, at its sole cost and expense, signage on the exterior of the Building facing Second Street (“Exterior Signage”). Tenant’s failure to install the Exterior Signage on or before such date shall be deemed to constitute Tenant’s waiver of the right to the Exterior Signage.

10.2 Signage Specifications. The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Exterior Signage (collectively, the “Signage Specifications”) shall be consistent with the overall character of the Building’s architecture (as reasonably determined by Landlord) and shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. The Exterior Signage shall be of the approximate size and dimensions approved by Landlord, and shall in no event occupy an area on the exterior of the Building in excess of seventy-five (75) square feet. In addition, notwithstanding anything to the contrary contained in this Section 10, the Exterior Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Exterior Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Exterior Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of the Lease shall not be affected. The cost of installation of the Exterior Signage, as well as all costs of design and construction of such Exterior Signage and all other costs associated with such Exterior Signage, including, without limitation, permits, utility and hook-up fees (if applicable), shall be the sole responsibility of Tenant.

10.3 Conditions of Use. Notwithstanding anything to the contrary contained herein, Tenant shall only have the right to the Exterior Signage as set forth in this Section 10 in the event that Tenant satisfies each of the following conditions: (i) Tenant shall pay to Landlord, concurrently with Base Rent, a monthly fee for the Exterior Signage in the amount of Seven Thousand Five Hundred Dollars ($7,500.00), which fee shall be payable commencing as of installation of the Exterior Signage and continuing thereafter until the date upon which the Exterior Signage is removed in accordance with Section 10.4 below; (ii) Tenant shall continuously lease at least 120,000 rentable square feet within the Project and/or occupy at least 100,000 rentable square feet in the Project commencing as of installation of the Exterior Signage and continuing thereafter until the Exterior Signage is removed in accordance with Section 10.4 below; (iii) Tenant’s gross revenue shall be at least Twenty-Five Million Dollars ($25,000,000.00) for the twelve (12) consecutive months immediately prior to installation of the

Exterior Signage, as evidenced by audited financial statements which Tenant shall provide to Landlord for such period; (iv) in no event shall Tenant sublease any of the Premises or other space occupied by Tenant within the Project for a term (including options) expiring within the last two (2) years of the Modified Term; and (v) Tenant shall pay to Landlord the full amount of any taxes, fees or other costs imposed upon Landlord by any governmental authority in connection with the Exterior Signage. In the event that at any time during the Modified Term Tenant fails to fulfill any of the foregoing conditions, Tenant’s right to the Exterior Signage shall thereupon terminate and Tenant shall remove such Exterior Signage as provided in Section 10.4 below. The rights to the Exterior Signage shall be personal to Original Tenant and any Permitted Transferee and may not otherwise be transferred. Notwithstanding the foregoing, Landlord’s prior approval, which shall not be unreasonably withheld, shall be required for any change to the Exterior Signage resulting from a transfer of Exterior Signage rights to a Permitted Transferee. Landlord and Tenant hereby agree that it shall be deemed to be reasonable under this Section 10.3 and Applicable Laws for Landlord to withhold consent to changes to the Exterior Signage resulting from a transfer of the Exterior Signage rights to any proposed Permitted Transferee if (a) the name to be placed on the Exterior Signage is the name of a Permitted Transferee whose character or reputation is inconsistent with the quality of the Building or Project, or if such Permitted Transferee is engaged in a business which is inconsistent with the quality of the Building or Project, (b) the name of such Permitted Transferee would be significantly less prestigious than Original Tenant, or (c) the name to be placed on the Exterior Signage is the name of a Permitted Transferee whose primary business is the same as, or substantially similar to, the primary business of any existing or planned occupant of the Project as of the date on which Landlord is advised in writing by Tenant of the Transfer or proposed Transfer to such Permitted Transferee.

10.4 Maintenance and Repair of Exterior Signage. Landlord shall maintain the Exterior Signage to the extent necessary as determined by Landlord, including partial or complete replacement of the Exterior Signage and any appurtenances related thereto, and shall charge Tenant as Additional Rent for the actual cost of any such work.

10.5 Removal of Exterior Signage. Upon the expiration or earlier termination of the Lease (or the termination of Tenant’s Exterior Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Exterior Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Exterior Signage. If Tenant fails to remove such Exterior Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of the Lease (or the termination of Tenant’s Signage as provided above), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work, plus interest at the Interest Rate from the date of Landlord’s payment of such costs to the date of Tenant’s reimbursement of Landlord, shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease.

11. Fire Stairwell. Commencing as of the Suite 700 Commencement Date, Tenant shall have the non-exclusive right and license (the “Stairwell License”) during the Modified Term to use those certain three (3) fire stairwells located within the North Tower of the Building (collectively, the “Stairwells”) between the seventh (7th) and the eighth (8th) floors of the Building solely for the purpose of ingress and egress from and between the respective portions of the Premises located on such floors. To maintain the security of the Stairwells, Tenant, at its sole cost and expense, shall have the option to install, and maintain a separate security access system (“Security System”) on the interior of the Stairwell at the seventh (7th) and the eighth (8th) floor entrances which will limit Stairwell access to Landlord’s and Tenant’s authorized users. Tenant shall keep and maintain the Security System in good working order, condition and repair throughout the Term. Tenant shall have the right to make strictly cosmetic Alterations to the Stairwells, subject to Landlord’s prior approval in accordance with Article 8 of the Original Lease, provided that such Alterations shall not (i) adversely affect the systems and equipment of the Building, ingress and egress to and from the Stairwells and all other portions of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit (unless otherwise approved by Landlord in writing), or (iv) violate Applicable Laws. Notwithstanding anything to the contrary contained in Section 11 or elsewhere in the Lease, prior to the expiration or earlier termination of the Lease or upon Landlord’s revocation of this Stairwell License and without the requirement of any written notice, Tenant shall remove the Security System, and shall repair any damage to the Premises, the Building and any other part of the Project caused by such removal and shall restore the Stairwells to the condition which existed prior to the installation of the Security System. Except as expressly set forth herein, Tenant shall have no right to alter or change the Stairwells in any manner whatsoever. Tenant acknowledges and agrees that Tenant’s use of the Stairwells and the installation, operation and maintenance of the Security System shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Stairwell License. Notwithstanding any contrary provision in this Section 11, this License is revocable by Landlord for cause, upon fifteen (15) days prior notice to Tenant. As used herein, “cause” shall include, but not be limited to, any of the following: (a) Landlord’s good faith determination that the Stairwell License and/or the use of the Stairwells creates a hazard or threatens the safety and/or security of persons or property or endangers or otherwise interferes with the use and occupancy of the Building by Landlord, its employees, agents or contractors or other tenants or occupants of the Building or Project; (b) the Stairwell License constitutes a violation of Applicable Laws, or results in increased rates of insurance for the Building; (c) Tenant vacates the entirety of the Premises or, following any approved Transfer of the entire Premises to a Transferee, such Transferee vacates the entirety of the Premises; (d) the Lease is terminated for any reason; or (e) Tenant fails to comply with the terms and conditions of this Stairwell License or any rules and regulations imposed by Landlord in connection with this Stairwell License or the occurrence of any Event of Default. Upon the occurrence of the causes set forth in subsections (c) and (e) of the immediately preceding sentence, Landlord shall provide Tenant notice of such cause and three (3) days thereafter within which to cure such cause, as required by Landlord in its sole discretion, before revoking Tenant’s Stairwell License.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Jones Lang LaSalle and CBRE, Inc. (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of this Fourth Amendment.

13. Utility Billing Information. In the event that Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third party provider thereof (all in Landlord’s sole and absolute discretion), Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (i) consents to all such Tenant Energy Use Disclosures, and (ii) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 13 shall survive the expiration or earlier termination of the Lease, as hereby amended.

14. Shuttle Service. Subject to the provisions of this Section 14, so long as Tenant is not in default under the Lease beyond applicable notice and cure periods, as hereby amended, and so long as Landlord, in Landlord’s sole and absolute discretion, permits a shuttle service (the “Shuttle Service”) to operate at the Project, Tenant’s employees (“Shuttle Service Riders”) shall be entitled to use the Shuttle Service operated at the Project. The use of the Shuttle Service shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord, in its sole and absolute discretion, and/or the operator of the Shuttle Service. Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk and that the terms and provisions of Section 10.1 of the Original Lease shall apply to Tenant and the Shuttle Service Rider’s use of the Shuttle Service. The costs of operating, maintaining and repairing the Shuttle Service shall be included as part of Basic Operating Cost. Tenant acknowledges that the provisions of this Section 14 shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shuttle Service (or any other shuttle service) throughout the Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify all Shuttle Services provided by it. Landlord or the operator of the Shuttle Service shall have a right to charge a fee to the users of the Shuttle Service. No expansion, contraction, elimination or modification of any or all Shuttle Services, and no termination of Tenant’s or the Shuttle Service Rider’s rights to the Shuttle Service shall entitle Tenant to an abatement or reduction in rent, constitute a constructive eviction, or result in an event of default by Landlord under the Lease, as hereby amended.

15. Open-Ceiling Plan. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the “Penetrating Work”), as Landlord may determine in Landlord’s sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises unless required by Applicable Laws, whether during the course of construction or upon completion thereof. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant’s use of the Premises; provided, however, such Penetrating Work may be performed during normal business hours, without any obligation to pay overtime or other premiums. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Neither Landlord nor any of Landlord’s agents or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant’s business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of Landlord’s Agents or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work. Notwithstanding the foregoing, Landlord shall be responsible for any costs arising from the gross negligence or willful misconduct of Landlord in connection with the Penetrating Work. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party’s performance of the particular Penetrating Work in an efficient and timely manner.

16. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Leased Premises has not undergone inspection by a Certified Access Specialist (CASp).

17. No Further Modification. Except as specifically set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall prevail.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

“LANDLORD”

KILROY REALTY 303, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member

	By:	Kilroy Realty Corporation,
a Maryland corporation,
Its General Partner

	By:	/s/ Jeff Hawken
	Name:	Jeff Hawken
	Title:	COO

	By:	/s/ Richard Buziak
	Name:	Richard Buziak
	Title:	Senior Vice President, Asset Management

“TENANT”

APPDYNAMICS, INC.,
a Delaware corporation

By:	/s/ Walter Z. Berger
Name:	Walter Z. Berger
Title:	CFO

By:	/s/ Dan Wright
Name:	Dan Wright
Its:	Vice President of Legal and Secretary

EXHIBIT A

OUTLINE OF SUITE 700

EXHIBIT A

EXHIBIT B

303 SECOND STREET

SUITE 700 WORK LETTER

This Suite 700 Work Letter shall set forth the terms and conditions relating to the construction of the improvements in Suite 700. This Suite 700 Work Letter is essentially organized chronologically and addresses the issues of the construction of Suite 700, in sequence, as such issues will arise during the actual construction of Suite 700. All references in this Suite 700 Work Letter to Articles or Sections of “this Amendment” shall mean the relevant portion of Sections 1 through 17 of the Fourth Amendment to Office Lease to which this Suite 700 Work Letter is attached as Exhibit B and of which this Suite 700 Work Letter forms a part, and all references to “the Lease” shall refer to the Lease, as amended. All references in this Suite 700 Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Suite 700 Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION

1.1 Base Building as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the “Base Building” (as the term is defined below). For the purposes hereof, the term “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor on which Suite 700 is located.

1.2 Landlord Work. Landlord shall, at Landlord’s sole cost and expense, cause the renovation and improvement of the restrooms located on the floor of the Building containing Suite 700 as necessary in order to comply with the applicable requirements of the Americans with Disabilities Act in effect as of the date of this Amendment (collectively, the “Landlord Work”), as such compliance shall be determined by the applicable governmental authorities issuing Tenant’s Permits (as defined in Section 3.4 below). The Landlord Work shall utilize Building standard materials in accordance with Landlord’s improvements to similar restrooms located within the Building. Tenant may not change or alter the Landlord Work.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $65.00 per rentable square foot of Suite 700 for the costs relating to the initial design and construction of the improvements which are permanently affixed to Suite 700 (the “Improvements”), In addition, Landlord shall contribute up to an amount equal to $0.15 per rentable square foot of Suite 700 (the “Test-Fit

EXHIBIT B

Contribution”) toward the cost of one preliminary “test-fit” space plan to be prepared by the “Architect,” as that term is defined in Section 3.1 of this Work Letter. Within thirty (30) days after the later to occur of (i) Tenant’s delivery to Landlord of an invoice from the Architect for services rendered in preparing a preliminary space plan for the Premises, and (ii) the mutual execution and delivery of this Amendment, Landlord shall deliver a check to the Architect in the lesser amount of (a) the amount set forth in such invoice from the Architect, and (b) the amount of the Test-Fit Contribution. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to promptly pay any portion of the “Over-Allowance Amount,” as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance and the Test-Fit Contribution. Notwithstanding the foregoing or any contrary provision of the Lease, all Improvements shall be deemed Landlord’s property under the terms of the Lease. Any unused portion of the Improvement Allowance remaining as of January 1, 2017, shall remain with Landlord and Tenant shall have no further right thereto.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”):

2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;

2.2.2 The cost of any changes in the Base Building when such changes are required by the Construction Drawings;

2.2.3 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”); and

2.2.4 The “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Work Letter.

2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in Suite 700. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements for Improvements are addressed in Article 8 of the Original Lease; provided, however, with respect to the Improvements described in this Work Letter, Landlord shall inform Tenant of any such obligation to remove any portion of such Improvements when Landlord approves the Approved Working Drawings (as defined in Section 3.4 below).

EXHIBIT B

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements. Notwithstanding the foregoing, Tenant hereby acknowledges that Landlord shall oversee and manage the Architect and Engineers as necessary for completion of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s approval, which approval may only be withheld if Landlord determines, in its sole discretion, that certain aspects of the Improvements, once constructed in accordance with the Construction Drawings, (i) could adversely impact the structural portions of the Building, (ii) may not comply with Applicable Laws, (iii) could adversely impact any of the Building systems and equipment, and/or (iv) could be visible from the exterior of the Building (each referred to herein as a “Design Problem”). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall be substantially in accordance with the preliminary space plan attached hereto as Schedule 1, and shall deliver four (4) hard copies signed by Tenant to Landlord for Landlord’s approval, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Space Plan.

EXHIBIT B

3.3 Final Working Drawings. On or before the date set forth in Schedule 2, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for Suite 700, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit four (4) hard copies signed by Tenant of the Final Working Drawings to Landlord for Landlord’s approval (which approval or disapproval shall be provided within five (5) business days after Landlord’s receipt of the Final Working Drawings), and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Such approval of the Final Working Drawings by Landlord may only be withheld in connection with a Design Problem, as determined by Landlord in its sole discretion.

3.4 Permits. The Final Working Drawings shall be approved by Landlord and Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall promptly submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1 Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for Suite 700 and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord.

3.5 Time Deadlines. Landlord and Tenant shall use good faith efforts and all due diligence to cooperate with the Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of this Amendment, and, in that regard, shall meet on a scheduled basis to be determined by Landlord. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter are set forth and further elaborated upon in Schedule 2 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

3.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of the Original Lease.

EXHIBIT B

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A contractor designated by Landlord (“Contractor”) shall construct the Improvements.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall, within thirty (30) days thereafter, provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall be based upon pricing obtained by Landlord from third parties on a competitive basis and shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance. Tenant shall pay the Over-Allowance Amount to Landlord in accordance with the following schedule: (a) one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord on the Cost Proposal Delivery Date, (b) one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord within ten (10) days after notice from Landlord to Tenant that the Architect has reasonably determined that the Improvements are at least fifty percent (50%) complete, and (c) the remaining one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord upon the Suite 700 Commencement Date. The Over-Allowance Amount then held by Landlord shall be disbursed by Landlord on a pro-rata basis along with any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord upon Landlord’s request as an addition to the Over-Allowance Amount. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus five percent (5%) of such direct costs for Landlord’s servicing and overhead. In the event that Tenant fails to deliver the Over-Allowance Amount at such times and in such amounts as provided in this Section 4.3.1, then Landlord may, at its option, cease work in Suite 700 until such time as Landlord receives such payment of the Over-Allowance Amount (and such failure to deliver shall be treated as a default under the Lease, as amended, and a Tenant delay in accordance with the terms of Section 5.2 below).

EXHIBIT B

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Improvement Allowance (to the extent fully utilized) plus the Over-Allowance Amount, if any (as such Over-Allowance Amount may increase pursuant to the terms of this Work Letter), provided that in no event shall the Landlord Supervision Fee exceed One Hundred Thousand Dollars ($100,000.00).

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. All such warranties and guaranties by Contractor shall be for a period of not less than one (1) year from the date of completion thereof.

4.3.4 Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on Suite 700 or in the Building. Within fifteen (15) days after completion of construction of the Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same as Tenant’s agent for such purpose. In addition, immediately after the Substantial Completion of Suite 700, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Improvements.

SECTION 5

COMPLETION OF THE IMPROVEMENTS;

SUITE 700 COMMENCEMENT DATE

5.1 Ready for Occupancy. Suite 700 shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Improvements. For purposes of this Amendment, “Substantial Completion” of the Improvements shall occur upon the completion of construction of the Improvements in Suite 700 pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2 Delay of the Substantial Completion of Suite 700. Except as provided in this Section 5.2, the Suite 700 Commencement Date shall occur as set forth in this Amendment and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Suite 700 Commencement Date, as set forth in this Amendment, as a direct, indirect, partial, or total result of (each, a “Tenant Delay”):

EXHIBIT B

5.2.1 Tenant’s failure to comply with the Time Deadlines;

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings by either Tenant or the Architect after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the Approved Working Drawings;

5.2.6 Tenant’s or Architect’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements, as set forth in Section 2.1 of this Amendment, or which are different from, or not included in Landlord’s Building standards;

5.2.7 Changes to the Base Building required by the Approved Working Drawings;

5.2.8 Tenant’s use of specialized or unusual improvements and/or delays in obtaining Permits due thereto;

5.2.9 Any failure by Tenant to timely pay to Landlord any portion of the Over-Allowance Amount; or

5.2.10 Any other acts or omissions of Tenant, or its agents, or employees; then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Suite 700 Commencement Date shall be deemed to be the date the Suite 700 Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into Suite 700 Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with construction of the Improvements, Contractor shall allow Tenant access to Suite 700 prior to the Substantial Completion of the Improvements for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in Suite 700. Prior to Tenant’s entry into Suite 700 as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

EXHIBIT B

6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into Suite 700.

6.3 Tenant’s Representative. Tenant has designated Walter Berger and Britney Pierini as its representatives with respect to the matters set forth in this Work Letter (whose e-mail addresses for the purposes of this Work Letter are, respectively, Walter.Berger@appdynamics.com and bpierini@appdynamics.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.4 Landlord’s Representatives. Landlord has designated Rich Ambidge and Eddie Perez as “Project Managers” (whose e-mail addresses for the purposes of this Work Letter are, respectively, rambidge@kilrovrealty.com and eperez@kilroyrealty.com), who shall each be responsible for the implementation of all Improvements to be performed by Landlord in Suite 700. With regard to all matters involving such Improvements, Tenant shall communicate with the Project Managers rather than with the Contractor. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor. It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord’s agent and has no authority whatsoever to enter into agreements on Landlord’s behalf or otherwise bind Landlord. The Project Managers will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord’s approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.

6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6 Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement

EXHIBIT B

Allowance and the Test-Fit Contribution and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.8 Subsidiary of Landlord as Contractor. Landlord may cause the Improvements to be constructed by a subsidiary or affiliate of Landlord. In such event Landlord shall so notify Tenant and such Contractor shall be responsible as an agent of Landlord and shall bind Landlord notwithstanding any contrary provision of this Work Letter.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

PRELIMINARY SPACE PLAN

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

TIME DEADLINES

	Dates	Actions to be Performed

A.	Thirty (30) days after full execution and delivery of this Amendment.	Final Space Plan to be completed by Tenant and delivered to Landlord.

B.	Forty-five (45) days after final approval of the Final Space Plan.	Tenant to deliver Final Working Drawings to Landlord.

C.	Thirty (30) days after Tenant’s delivery of Final Working Drawings to Landlord.	Tenant to deliver Permits to Contractor.

D.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

SCHEDULE 2 TO

EXHIBIT B

FIFTH AMENDMENT TO OFFICE LEASE

This FIFTH AMENDMENT TO OFFICE LEASE (“Fifth Amendment”) is made and entered into as of the 28th day of February, 2015, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and APPDYNAMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of May 20, 2011 (the “Original Lease”), as amended by (i) that certain First Amendment to Office Lease dated as of October 2, 2012 (the “First Amendment”), (ii) that certain Second Amendment to Office Lease dated as of June 17, 2013 (the “Second Amendment”), (iii) that certain Third Amendment to Office Lease dated as of October 10, 2013 (the “Third Amendment”), (iv) that certain New Premises Letter of Commencement dated as of January 14, 2014 (the “Letter of Commencement”), and (v) that certain Fourth Amendment to Office Lease dated as of October 9, 2014 (the “Fourth Amendment”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Letter of Commencement and the Fourth Amendment, is referred to collectively herein as the “Lease.” Pursuant to the Lease, Landlord leases to Tenant, and Tenant leases from Landlord, that certain space consisting of (i) 41,831 rentable square feet of space located on the seventh (7th) floor, and (ii) 41,718 rentable square feet of space located on the eighth (8th) floor, of the North Tower of that certain building located at 303 Second Street, San Francisco, California (the “Building”), as more particularly described in the Recitals of the Fourth Amendment and depicted on Exhibit A of the Second Amendment and Exhibit A of the Fourth Amendment.

B. Tenant desires to lease on a temporary basis that certain space consisting of 12,261 rentable square feet of space commonly known as Suite 660 North and located on the sixth (6th) floor of the North Tower of the Building (the “Suite 660 Temporary Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to otherwise amend the Lease on the terms and conditions set forth in this Fifth Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Each capitalized term when used herein shall have the same meaning as is given such term in the Lease unless expressly superseded by the terms of this Fifth Amendment.

2. Effectiveness of this Fifth Amendment. Tenant hereby acknowledges that the Suite 660 Temporary Premises are currently leased to a third party (the “Third Party”) for a lease term which is scheduled to expire as of February 28, 2015. Landlord and Tenant hereby acknowledge and agree that, notwithstanding such stated expiration date and the full execution and delivery of this Fifth Amendment by Landlord and Tenant, this Fifth Amendment is expressly conditioned upon the full vacation and surrender of the Suite 660 Temporary Premises by the Third Party to Landlord (the “Condition Subsequent”). Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause all or any portion of the Condition Subsequent to be satisfied. Landlord shall promptly notify Tenant in writing upon the satisfaction of the Condition Subsequent. The Lease shall remain unmodified and in full force and effect unless and until such time as the Condition Subsequent is satisfied, provided that in the event the Condition Subsequent is not satisfied on or before May 1, 2015, then this Fifth Amendment shall be null and void, and of no further force or effect.

3. Suite 660 Temporary Premises. Subject to the terms and conditions of this Fifth Amendment (including, without limitation, the terms and conditions of Section 2 above), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Suite 660 Temporary Premises only for the conduct of Tenant’s business for the Permitted Use in accordance with the terms of the Lease (as amended). For purposes of this Fifth Amendment, the rentable square feet of the Suite 660 Temporary Premises shall be deemed to be as set forth in Recital B above. Tenant’s possession of the Suite 660 Temporary Premises from and after the Suite 660 Temporary Premises Delivery Date (as defined in Section 3.1 below) shall be subject to the terms and conditions of the Lease (as amended) as though such Suite 660 Temporary Premises were the Premises, except as otherwise expressly set forth in this Fifth Amendment.

3.1 Suite 660 Temporary Premises Term. Landlord shall deliver the Suite 660 Temporary Premises to Tenant on the date immediately following the full vacation and surrender of the Suite 660 Temporary Premises by the Third Party (the “Suite 660 Temporary Premises Delivery Date”) (which Suite 660 Temporary Premises Delivery Date is anticipated to be March 1, 2015). The term of Tenant’s lease of the Suite 660 Temporary Premises (the “Suite 660 Temporary Premises Term”) shall commence on the date (the “Suite 660 Temporary Premises Commencement Date”) which is the seventh (7th) day following the Suite 660 Temporary Premises Delivery Date and shall terminate on June 30, 2015 (the “Suite 660 Temporary Premises Expiration Date”). Tenant shall vacate and surrender the Suite 660 Temporary Premises to Landlord on or before the Suite 660 Temporary Premises Expiration Date in “broom clean” condition such that the Suite 660 Temporary Premises is in as good condition as when it was delivered to Tenant, reasonable wear and tear and casualty excepted. In the event that Tenant fails to timely vacate and surrender the Suite 660 Temporary Premises, Tenant shall be deemed to be in holdover of the Suite 660 Temporary Premises and the terms of Article 16 of the Original Lease shall apply to such holdover; provided, however, nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant in the Suite 660 Temporary Premises, and Landlord expressly reserves the right to require Tenant to surrender possession of the Suite 660 Temporary Premises to Landlord on the Suite 660 Temporary Premises Expiration Date upon the terms and conditions set forth in the Lease (as amended).

3.2 Suite 660 Temporary Premises Base Rent. Commencing as of the Suite 660 Temporary Premises Commencement Date, the Base Rent with respect to the Suite 660 Temporary Premises shall be Sixty-Eight Thousand Four Hundred Fifty-Seven and 25/100 Dollars ($68,457.25) per month (i.e., $67.00 per rentable square foot per annum), which amount shall be prorated for any partial calendar month in accordance with Section 3.1 of the Original Lease.

3.3 Tenant’s Share. Tenant shall not be obligated to pay Tenant’s Share of Direct Expenses with respect to the Suite 660 Temporary Premises (but Tenant shall, during the Suite 660 Temporary Premises Term, be obligated to pay any other amounts of Additional Rent applicable to the Suite 660 Temporary Premises, including, without limitation, after-hours HVAC charges and overstandard use of electricity or other utilities).

3.4 Improvements to the Suite 660 Temporary Premises. Tenant has inspected the Suite 660 Temporary Premises and agrees to accept the same in its existing “as is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements of any kind. The terms of the Suite 700 Work Letter shall be inapplicable to the Suite 660 Temporary Premises. Any Alterations or improvements that Tenant desires to make to the Temporary Premises shall be subject to Article 8 of the Original Lease. Tenant shall, prior to the expiration of the Suite 660 Temporary Premises Term, remove any Alterations or improvements as required by Landlord pursuant to Section 8.5 of the Original Lease, provided that Tenant shall not be responsible to remove any improvements existing in the Suite 660 Temporary Premises as of the date Landlord delivers the Suite 660 Temporary Premises to Tenant.

3.5 Parking. Tenant shall not be entitled to any additional parking passes with respect to, or in connection with, Tenant’s lease of the Suite 660 Temporary Premises.

3.6 Assignment and Subletting. Tenant shall have no right to assign, sublease or otherwise transfer its interest with respect to the Suite 660 Temporary Premises.

4. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than Jones Lang LaSalle and CBRE, Inc. (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 4 shall survive the expiration or earlier termination of this Fifth Amendment.

5. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Suite 660 Temporary Premises has not undergone inspection by a Certified Access Specialist (CASp).

6. No Further Modification. Except as specifically set forth in this Fifth Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Fifth Amendment, the terms of this Fifth Amendment shall prevail.

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

“LANDLORD”

KILROY REALTY 303, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member

	By:	Kilroy Realty Corporation,
a Maryland corporation,
Its General Partner

		By:	/s/ Richard Buziak
		Name:	Richard Buziak
		Title:	Senior Vice President, Asset Management

		By:	/s/ David Weinstein
		Name:	David Weinstein
		Title:	Vice President, Asset Management

“TENANT”

APPDYNAMICS, INC.,
a Delaware corporation

By:	/s/ Randy S. Gottfried
Name:	Randy S. Gottfried
Title:	Chief Financial Officer

By:	/s/ Jyoti Bansal
Name:	Jyoti Bansal
Title:	Founder & CEO

EXHIBIT A

OUTLINE OF SUITE 660 TEMPORARY PREMISES

EXHIBIT A